As Filed with the Securities and Exchange Commission on December 22, 2003 , Commission File No. 333-105616

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

(POST-EFFECTIVE AMENDMENT NO. 1)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUINCY RESOURCES INC.
(Name of small business in its charter)

Nevada	1400	98-0218264
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Organization	Classification Code)	Identification #)

309 Center Street,
Hancock, MI, 49930 USA
(906) 370-4695
(Address and telephone number of principal executive offices and principal place of business)

Daniel T. Farrell
309 Center Street,
Hancock, MI, 49930 USA
(906) 370-4695
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Charles A. Cleveland
Charles A. Cleveland, P.S.
Suite 304, 1212 North Washington
Spokane, Washington 99201-2401

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each			Proposed
Class of	Dollar	Proposed Maximum	Maximum	Amount of
Securities	Amount To Be	Offering Price	Offering	Registration
To Be Registered	Registered	Per Share [1]	Price	Fee
Common Stock, $0.001 par value	2,833,250 shares	$0.25	$708,312.5	$57.37[2]

[1] Fee calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”). Estimated solely for the purposes of calculating the registration fee. Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “QCYR”.

[2] Previously Paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Prospectus

QUINCY RESOURCES INC.
2,833,250 Shares of Common Stock
($0.001 par value per share)

We are registering our common stock for resale by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders. We will not receive any proceeds from such sale. We will pay all expenses in connection with this offering, other than commissions and discounts of underwriters, dealers or agents.

The selling shareholders will sell their shares at prevailing market prices or privately negotiated prices.

On November 24, 2003 our shares of common stock were approved for listing on the Over-the-Counter Bulletin Board operated by NASDR, Inc. under the symbol “QCYR”.

Investing in our common stock involves a high degree of risk. See “Risk Factors,” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 10, 2003 as amended to December __________________, 2003.

We have not authorized any person to give any information or to make any representation not contained in this prospectus in connection with any offering of these shares of common stock. This prospectus is not an offer to sell any security other than these shares of common stock and it is not soliciting an offer to buy any security other than these shares of common stock. This prospectus is not an offer to sell these shares of common stock to any person and it is not soliciting an offer from any person to buy these shares of common stock in any jurisdiction where the offer or sale to that person is not permitted. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus, even though this prospectus is delivered or these shares of common stock are offered or sold on a later date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room located 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of such public reference room. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the SEC's web site at http://www.sec.gov.

FORWARD LOOKING STATEMENTS

     The statements included in this Prospectus regarding future financial performance and results and the other statements that are not historical facts are forward-looking statements. You can identify forward-looking statements by terminology including “could,” “may,” “will,” “should,” “except,” “plan,” "expect," "project," "estimate," "predict," "anticipate," "believes", "intends", and the negative of these terms or other comparable terminology. Such statements are based upon our current expectations and involve a number of risks and uncertainties and should not be considered as guarantees of future performance. These statements include, without limitation, statements about our market opportunity, our growth strategy, competition, expected activities and future acquisitions and investments and the adequacy of our available cash resources. These statements may be found in the sections of this prospectus entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Readers are cautioned not to place undue reliance on these forward looking statements.

SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read the entire prospectus carefully, including the “Risks Factors” section and the remainder of the prospectus, before making an investment decision. In this prospectus we refer to Quincy Resources, Inc. as “Quincy,” “we,” “our” and “us.”

Quincy Resources, Inc.

Quincy Resources is a Nevada Company engaged in the exploration of mineral properties.

We were organized for the purpose of acquiring and developing mineral natural resource properties. We own interests in four sets of mineral claims, with unknown mineralization: the Silver Bow Property, the AG Property, the Lantern Property and the Quartz Mountain Property.

We have also acquired a natural resource mineral database known as the Atlas Database which contains information developed by Atlas Minerals Inc. during the period 1982 through 1987 relating to mineralized material in the western United States. We intend to utilize the Atlas Database to further our stated business objective of acquiring and developing mineral natural resources properties.

Since commencing operations in 1999, we have not generated any revenue from mining operations, and we have funded our operations primarily through the private sale of equity securities, and the proceeds of loans. We will need to raise additional funds in the future to continue our operations.

Our administrative office is located at 309 Center Street, Hancock, Michigan 49930, telephone number (906) 370-4695. Our fiscal year end is April 30.

The Offering

The selling stockholders are offering for resale 2,833,250 shares of our common stock that they currently own. We will not be involved in the offer and sale of these shares other than registering such shares pursuant to this prospectus.

We are not listed for trading on any stock exchange or an automated quotation system.

SUMMARY FINANCIAL DATA

	Date of	Date of
	Inception	Inception
	May 5,1999 to	May 5,1999 to
	April 30, 2003	October 31, 2003
	(Audited) $	(Unaudited) $
Statement of Expenses Data:
Revenue	Nil	Nil
Net Losses	180,810	396,750
Total Operating Expenses	180,810	396.750
Staking and Exploration Costs	34,504	89,323
General and Administrative	145,813	306,183

	As of	As of
	April 30, 2003	October 31, 2003
	(Audited)	(Unaudited)
Balance Sheet Data:
Cash	58,868	480,902
Total Assets	69,467	490.750
Total Liabilities	22,321	86,627
Stockholders Equity (deficit)	47,146	404,123

RISK FACTORS

An investment in our shares being offered in this prospectus involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties, such as:

- metals prices and price volatility;

- amount of metals production;

- costs of production;

- remediation, reclamation, and environmental costs;

- regulatory matters;

- cash flow;

- revenue calculations;

- the nature and availability of financing; and

- exploration risks.

If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially adversely affected and the price of our common stock could decline.

We expect to continue to incur future operating losses and may never achieve profitability.

We have never generated revenue from mining operations, and we have incurred significant net losses in each year since inception. Our net loss since inception to October 31, 2003 is $396,750 . We expect to continue to incur substantial additional losses for the foreseeable future, and we may never become profitable. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to locate a profitable mineral property, our ability to generate revenues and our ability to reduce exploration stage costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

Our audited consolidated financial statements for the year ended April 30, 2003 were prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. However, our auditor has indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern.

We must raise capital to continue our operations, and if we fail to obtain the capital necessary to fund our operations, we will be unable to continue our exploration efforts and may have to cease operations.

At October 31, 2003, we had cash of $480,902. We believe this cash will be sufficient to meet our current operating and capital requirements for at least the next 12 months. However, we have based this estimate on assumptions that may prove to be wrong, and we cannot assure that estimates and assumptions will remain unchanged. For example, we are currently assuming that we will have undertaken further exploration efforts over the next 12 months without any significant staff or other resources expansion. To the extent we pursue further exploration efforts or acquire additional mining properties, we will need to raise additional capital to fund development costs. For the six month period ended October 31, 2003 net cash used for operating activities was $165,008. Our future liquidity and capital requirements will depend on many factors, including timing, cost and progress of our exploration efforts, our evaluation of, and decisions with respect to, our strategic alternatives, and costs associated with the regulatory approvals. If it turns out that we do not have enough money to complete our exploration programs, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money, and can't raise it, we will have to suspend or cease operations.

We believe that additional financing will be required in the future to fund our operations. We do not know whether additional financing will be available when needed or on acceptable terms, if at all. If we are unable to raise additional financing when necessary, we may have to delay our exploration efforts or any property acquisitions or be forced to cease operations.. Collaborative arrangements may require us to relinquish our rights to certain of our mining claims.

Our exploration efforts may be adversely affected by metals price volatility causing us to cease exploration efforts.

We have no earnings. However, the success of any exploration efforts is derived from the price of silver, gold, lead and zinc. Silver, gold, lead and zinc prices fluctuate widely and are affected by numerous factors including:

- expectations for inflation;

- speculative activities;

- relative exchange rate of the U.S. dollar;

- global and regional demand and production;

- political and economic conditions; and

- production costs in major producing regions.

These factors are beyond our control and are impossible for us to predict.

For much of 2002 and into 2003, the market prices for gold, silver, lead and zinc, were at their lowest levels since 1995 and were below production costs. The market price of those metals has recently increased. The following table discloses the prices of gold, silver, lead and zinc as at October 31, 2002 and 2003.

	October 31, 2002	October 31, 2003

Gold / troy ounce (1)	$316.35	$384.60
Silver / troy ounce (1)	$4.48	$5.14
Lead / tonne (2)	$436	$631
Zinc / tonne (2)	$775	$938

(1)	Source: London Bullion Market Association (www.lbma.org.uk)
(2)	Source: London Metals Exchange (www.lme.co.uk)

The above prices may decline in the future. Factors that are generally understood to have contributed to the low prices for silver, gold, lead and zinc in 2002 and into 2003 included sales by private and government holders, the emergence of China as a large net seller and a general global economic slowdown.

If the market prices for these metals fall below our costs for a sustained period of time, we will experience additional losses and we would have to temporarily suspend or cease exploration efforts at one or more of our properties.

Our mineral exploration efforts may not be successful.

Mineral exploration, particularly for silver and gold, is highly speculative. It involves many risks and is often nonproductive. Even if we find a valuable deposit of minerals, it may be several years before production is possible.

During that time, it may become economically unfeasible to produce those minerals. Establishing ore reserves requires us to make substantial capital expenditures and, in the case of new properties, to construct mining and processing facilities. As a result of these costs and uncertainties, given our current financing, we will not be able to develop any mineralized areas.

We have no known mineral reserves and if we cannot find any we will have to cease operations.

We have no mineral reserves. If we do not find a mineral reserve containing gold or if we cannot explore the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do it, we will have to cease operations and you will lose your investment.

We face strong competition from other mining companies for the acquisition of new properties.

Mines have limited lives and as a result, we continually seek to find new properties. In addition, there is a limited supply of desirable mineral lands available in the United States where we would consider conducting exploration activities. Because we face strong competition for new properties from other mining companies, some of whom have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable.

Because we only hold title to the AG Property and we hold only leasehold interests in the other properties, other mining businesses could claim ownership.

We hold unpatented mining claims in the AG property and leasehold interests in the Silver Bow and Lantern Properties. The validity of these unpatented mining claims or our leasehold interests is often uncertain and may be contested. Our interest in the Lantern Property has been and is the subject of litigation involving the title to the property. In accordance with mining industry practice, we do not obtain title opinions, whether unpatented claims or leasehold interests. Therefore, while we have attempted to acquire satisfactory title or leases to our undeveloped properties, some titles or leases may be defective. If our titles or leases to mining properties are defective, other persons or businesses could claim ownership of our mining properties and we would not be able to explore or develop all or a portion of properties We would then cease operations and you could lose your investment.

Our operations may be adversely affected by risks and hazards associated with the mining industry.

Our business is subject to a number of risks and hazards including:

- environmental hazards;

- political and country risks;

- industrial accidents;

- labor disputes;

- unusual or unexpected geologic formations;

- cave-ins;

- explosive rock failures; and

- flooding and periodic interruptions due to inclement or hazardous weather conditions.

Such risks could result in:

- damage to or destruction of mineral properties or producing facilities;

- personal injury;

- environmental damage;

- delays in exploration efforts;

- monetary losses; and

- legal liability.

We have no insurance against any of these risks. To the extent we are subject to environmental liabilities, we would have to pay for these liabilities. Moreover, in the event that we are unable to fully pay for the cost of remedying an environmental problem, we might be required to suspend operations or enter into other interim compliance measures.

Because we are small and do not have much capital, we must limit our exploration. This may prevent us from realizing any revenues and you may lose your investment as a result.

Because we are small and do not have much capital, we must limit the time and money we expend on exploration of interests in our properties. In particular, we will not:

- devote the time we would like to exploring our properties;

- spend as much money as we would like to exploring our properties.

- rent the quality of equipment we would like to have for exploration; and

- have the number of people working on our properties that we would like to have.

By limiting our operations, it will take longer to explore our properties. There are other larger exploration companies that could and probably would spend more time and money exploring the properties that we have acquired.

We will have to suspend our exploration plans if we do not have access to all our supplies and materials we need.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, like dynamite, and equipment like bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after we have conducted preliminary exploration activities on our properties. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

We face substantial governmental regulation and environmental risks, which could prevent us from exploring or developing our properties.

Our business is subject to extensive federal, state and local laws and regulations governing development, production, labor standards, occupational health, waste disposal, use of toxic substances, environmental regulations, mine safety and other matters. New legislation and regulations may be adopted at any time that results in additional operating expense, capital expenditures or restrictions and delays in the exploration, mining, production or development of our properties.

We maintain no reserves for environmental costs. Various laws and permits require that financial assurances be in place for certain environmental and reclamation obligations and other potential liabilities. Once we undertake any trenching or drilling activities, a reclamation bond and a permit will be required under Nevada Law. Currently, we have no financial assurances of any kind. The result is that we would not be in compliance with Nevada law. We also would be unable to undertake any trenching, drilling, or development on any of our properties until we obtain financial assurances to cover potential liabilities.

We May Not Be Able To Adequately Protect Or Preserve Our Rights In the Atlas Database

Our success is in the future will be dependent on maintaining a proprietary interest in the information in the Atlas Database. We view our interest in the Atlas Database as proprietary, and rely, and will be relying, on a combination of nondisclosure agreements and other contractual provisions to protect our proprietary rights. When we acquired the Atlas Database, an unrelated company, Atlas Minerals Inc., was granted the right to use and access the Atlas Database. Atlas Database can:

- use the information in the database in a manner adverse to our interests

- sell or give the information in the database to any third parties, including our competitors, without getting our approval and without paying us any money

The result is that competitors can obtain and exploit information in the Atlas Database. There can be no assurance that the steps taken by us to protect (or defend) our proprietary rights will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technologies or products and services.

Three of our officers and directors have conflicts of interest in that they are officers and directors of other mining companies.

Three of our officers and directors have conflicts of interests in that they are officers and directors of other mining companies. In the future, if we decide to acquire a mining property, which is also sought by one of the companies which Messrs. Skimming, Utterback or Cullen are officers or directors of, a direct conflict of interest could result. Our Articles of Incorporation provide that any conflict must be disclosed, but Messrs. Skimming, Utterback or Cullen would be allowed to vote on any transaction in which they were interested.

We may conduct further offerings in the future in which case your shareholdings will be diluted.

We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. The result of this could reduce the value of your stock. If we issue additional stock, your percentage interest in us will be lower This condition is often referred to as “dilution”.

You may not be able to sell the stock you purchase in this offering on terms you consider reasonable.

On November 24, 2003 the shares of our common stock were approved for listing on the Over-the-Counter Bulletin Board operated by NASDR, Inc. (“OTCBB”) under the symbol “QCYR”. We currently have only one market maker. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. Even with a market maker, factors such as the limited size of the offering means that there can be no assurance of an active and liquid market for the common stock developing in the foreseeable future. Even if a market develops, there can be no assurance that a market will continue or that shareholders will be able to sell their shares at or above the price at which these shares are being offered to the public. Purchasers of common stock should carefully consider the limited liquidity of their investment in the shares being offered hereby.

Our stock price is likely to be volatile and could result in substantial losses for investors purchasing shares in this offering.

The stock market has experienced extreme volatility in recent years and may continue to do so in the future. We cannot be sure that an active public market for our stock will develop or if an active market should develop that it would continue after this offering. Investors may not be able to sell their stock at or above our initial public offering price, if at all. The price for our stock following this offering will be determined in the marketplace and may be influenced by many factors, including the following:

- variations in our financial results or those of companies that are perceived to be similar to ours;

- changes in earnings estimates by industry research analysts for our company or for similar companies in the same industry;

- investors or other market participants perceptions of us; and

- general or regional economic, industry and market conditions.

In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our managements attention and resources and may therefore have a material adverse effect on our business, financial condition and results of operations.

We may not be able to obtain or maintain the quotation of our common stock on the NASDAQ Bulleting Board, which would make it more difficult to dispose of our common stock.

On November 24, 2003 the shares of our common stock were approved for listing on the OTCBB under the symbol “QCYR”. However, we cannot guarantee that our shares will always be available for OTCBB quotations. The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. If our common stock were not quoted on the OTCBB, trading in our common stock would be conducted, if at all, in the over-the-counter market. This would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate quotations on our common stock. This could have an adverse effect on the price of the common stock.

Our stock price is likely to be below $5.00 per share and treated as a "Penny Stock" which will place restrictions on broker-dealers recommending the stock for purchase.

Our common stock is defined as "penny stock" under the Securities Exchange Act of 1934, and its rules. The SEC has adopted regulations that define "penny stock" to include common stock that has a market price of less than $5.00 per share, subject to certain exceptions. These rules include the following requirements:

- broker-dealers must deliver, prior to the transaction, a disclosure schedule prepared by the SEC relating to the penny stock market;

- broker-dealers must disclose the commissions payable to the broker-dealer and its registered representative;

- broker-dealers must disclose current quotations for the securities;

- if a broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealers presumed control over the market; and

- a broker-dealer must furnish its customers with monthly statements disclosing recent price information for all penny stocks held in the customers account and information on the limited market in penny stocks.

Additional sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchasers written consent to the transaction prior to sale. If our common stock becomes subject to these penny stock rules these disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock, if such trading market should occur. As a result, fewer broker-dealers are willing to make a market in our stock. You would then be unable to resell our shares.

Our two largest stockholders own a controlling interest in the company allowing them to determine our future direction.

Our President, Secretary, and Chief Financial Officer, namely Daniel T. Farrell, one of our directors, namely John Cullen, and one other shareholder, namely William M. Sheriff, together own over 10,364,000 shares, being over 50% of our outstanding common stock. Consequently, these individuals are in a position to control or influence the election of a majority of our directors and other matters subject to stockholder vote. Additionally, If they do decide to sell their stock into the market, their sales may cause the market price of the stock to drop.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares of common stock offered by the selling stockholders.

PLAN OF DISTRIBUTION

We are registering on behalf of the selling stockholders 2,833,250 shares of our common stock which they own. The selling stockholders may, from time to time, sell all or a portion of the shares of common stock in privately negotiated transactions or otherwise. Such sales will be offered at prevailing market prices or privately negotiated prices. Farrell and Cullen have agreed not to sell any more than 148,000 and 128,700 shares, respectively, in this offering, due to the potential effect on future stock sales on market volatility.

The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

- on the over-the-counter market;

- to purchasers directly;

- in ordinary brokerage transactions in which the broker solicits purchasers;

- through underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from a seller and/or the purchasers of the shares for whom they may act as agent;

- through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

- through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

- through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

- in any combination of one or more of these methods; or

- in any other lawful manner.

Our president has registered 148,000 shares of his own to be sold pursuant to this prospectus and John Cullen, one of our directors, has registered 128,700 shares of his own to be sold pursuant to this prospectus.

Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of said shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Furthermore, selling stockholders are subject to Regulation M of the Exchange Act. Regulation M prohibits any activities that could artificially influence the market for our common stock during the period when shares are being sold pursuant to this prospectus. Consequently, selling stockholders, particularly those who are also our officers and directors, must refrain from directly or indirectly attempting to induce any person to bid for or purchase the common stock being offered with any information not contained in this prospectus. Regulation M also prohibits any bids or purchases made in order to stabilize the price of our common stock in connection with the stock offered pursuant to this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with the distribution of our common stock by such broker-dealers or pursuant to exemption from such registration. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A selling stockholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling shareholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling shareholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

All expenses of the registration statement estimated to be $25,000 including but not limited to, legal, accounting, printing and mailing fees are and will be paid by us. We have agreed to pay costs of registering the selling stockholders' shares in this prospectus. However, any selling costs or brokerage commissions incurred by each selling stockholder relating to the sale of his/her shares will be paid by the selling stockholder.

Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such a broker-dealer.

DETERMINATION OF OFFERING PRICE

Historically, there has not been any public market for our stock. The Selling Shareholders are expected to sell their shares at market prices.

SELLING STOCKHOLDERS

Set forth below is a list of all stockholders who may sell shares pursuant to this prospectus. The number of shares column represents the number of shares owned by the selling stockholder prior to the offering. The "Common Shares Beneficially Owned Following the Offering" column assumes all shares registered hereby are resold by the selling stockholder. The selling security holders identified in the following table are offering for sale 2,833,250 shares of common stock. 277,700 of these shares are being offered by directors, officers or principal stockholders of the company We will not receive any proceeds from the sale of the shares by the selling stockholders.

Name of Shareholder	Common Stock Owned Beneficially Prior to Offering		Number of Common Shares Offered Hereby	Common Shares Beneficially Owned Following the Offering
	No. of Shares Owned	%		No. of Shares Owned	%

Dennis Harbour	450,000	2.31%	148,500	301,500	1.55%
Bill Rowe	480,000	2.46%	158,400	321,600	1.65%
Maureen Cotman	550,000	2.82%	181,500	368,500	1.89%
John Cullen	390,000	2.00%	128,700	261,300	1.34%

James Fairbairn	535,000	2.75%	176,550	358,450	1.84%
Denis Clement	455,000	2.34%	150,150	304,850	1.57%
Bob Antoniou	530,000	2.72%	174,900	355,100	1.82%
Mark Youngman	540,000	2.77%	178,200	361,800	1.86%
Philip Beaudoin	500,000	2.57%	165,000	335,000	1.72%
Brian Bosse	545,000	2.80%	179,850	365,150	1.87%
Kate McVeigh	525,000	2.70%	173,250	351,750	1.81%
Jovica Jure(1)	50,000	--(2)	50,000	0	0.00%
Wayne Brasseur	75,000	--(2)	75,000	0	0.00%
1536815 Ontario Ltd. (3)	200,000	1.03%	200,000	0	0.00%
Webcon Equipment Inc. (4)	133,333	--(2)	133,333	0	0.00%
Vedron Gold Inc. (5)	100,000	--(2)	100,000	0	0.00%
Angelo Moretto	4,000	--(2)	4,000	0	0.00%
Donald P. Dufek	2,000	--(2)	2,000	0	0.00%
Susan L. Perry	1,000	--(2)	1,000	0	0.00%
William Hazel	1,000	--(2)	1,000	0	0.00%
Douglas G. Hinton	4,000	--(2)	4,000	0	0.00%
Patrick J. Hughes	2,000	--(2)	2,000	0	0.00%
John Tom Neelands	1,000	--(2)	1,000	0	0.00%
Daniele Spethmann	1,000	--(2)	1,000	0	0.00%
Ian K. Lamont	3,000	--(2)	3,000	0	0.00%
Jennifer Gail Paxton	1,000	--(2)	1,000	0	0.00%
David K. Paxton	2,000	--(2)	2,000	0	0.00%
Bruce T. Walsham	1,000	--(2)	1,000	0	0.00%
Fidulex Management Inc. (6)	3,000	--(2)	3,000	0	0.00%
John E. Watson and Debbie P. Watson JTROS	10,000	--(2)	10,000	0	0.00%
Terry Cullen	16,000	--(2)	16,000	0	0.00%
Kevin Linville	1,000	--(2)	1,000	0	0.00%
Daniel F. Lerg	4,000	--(2)	4,000	0	0.00%
Dale Penny	2,000	--(2)	2,000	0	0.00%
Clifford Maurer	4,000	--(2)	4,000	0	0.00%
Beverley Dawson	4,000	--(2)	4,000	0	0.00%
Peter Dawson	4,000	--(2)	4,000	0	0.00%
Michael J. Tomasi	1,000	--(2)	1,000	0	0.00%
Dennis P. Harbour	2,000	--(2)	2,000	0	0.00%
Andrea E. Bourne	2,000	--(2)	2,000	0	0.00%
Russell P. Blanzy	1,000	--(2)	1,000	0	0.00%
Robert Eisner	2,000	--(2)	2,000	0	0.00%
Debra Eisner	2,000	--(2)	2,000	0	0.00%
Bill Rowe	1,000	--(2)	1,000	0	0.00%
Peter W. Roberts	4,000	--(2)	4,000	0	0.00%
Richard F. Palmer	4,000	--(2)	4,000	0	0.00%

Simon Millington	3,000	--(2)	3,000	0	0.00%
James Heley	3,000	--(2)	3,000	0	0.00%
Dominic P. Ostler	3,000	--(2)	3,000	0	0.00%
Mark A. Miller	2,000	--(2)	2,000	0	0.00%
Kary L. Miller	2,000	--(2)	2,000	0	0.00%
Kris Manery	4,000	--(2)	4,000	0	0.00%
William S. Borst	2,000	--(2)	2,000	0	0.00%
Richard R. Wojcik	2,000	--(2)	2,000	0	0.00%
Susan J. Tomasi	1,000	--(2)	1,000	0	0.00%
P. A. Miller	1,000	--(2)	1,000	0	0.00%
Jerry Varner	1,000	--(2)	1,000	0	0.00%
Robert I. Brown	4,000	--(2)	4,000	0	0.00%
Al McLeod	4,000	--(2)	4,000	0	0.00%
Kintyre Corporation (7)	1,000	--(2)	1,000	0	0.00%
Republic Resources (7)	1,000	--(2)	1,000	0	0.00%
James Wade	1,000	--(2)	1,000	0	0.00%
Ray Hosking	1,000	--(2)	1,000	0	0.00%
George Lloyd Santamore	1,000	--(2)	1,000	0	0.00%
Jon M. Abba	1,000	--(2)	1,000	0	0.00%
Kevin Hadas	1,000	--(2)	1,000	0	0.00%
Troy Dempsey	1,000	--(2)	1,000	0	0.00%
Michael Jon Johnson	1,000	--(2)	1,000	0	0.00%
John F. Johnson	1,000	--(2)	1,000	0	0.00%
William M. Sheriff	6,001,000	30.81%	1,000	6,000,000	30.81%
John O. Sanregret	2,000	--(2)	2,000	0	0.00%
Dorothy E. Sheriff	1,000	--(2)	1,000	0	0.00%
Wendy A. Schlyer	1,000	--(2)	1,000	0	0.00%
Gregory B. Fox	2,000	--(2)	2,000	0	0.00%
G. Glen Weller	2,000	--(2)	2,000	0	0.00%
Donald P. Meyers	1,000	--(2)	1,000	0	0.00%
Rod Liimatainen	4,000	--(2)	4,000	0	0.00%
Dewaine A. Olson	4,000	--(2)	4,000	0	0.00%
Rodney Smith	16,000	--(2)	16,000	0	0.00%
Anthony Clements	1,000	--(2)	1,000	0	0.00%
Doreen Clements	1,000	--(2)	1,000	0	0.00%
A. D. Grumley-Grennan	1,000	--(2)	1,000	0	0.00%
T. J. Ian Wright	1,250	--(2)	1,250	0	0.00%
James M. Enright	1,000	--(2)	1,000	0	0.00%
Mark D. Cowan	1,000	--(2)	1,000	0	0.00%
Gail Burch	1,000	--(2)	1,000	0	0.00%
William J. Jean	1,000	--(2)	1,000	0	0.00%
Kenneth E. Wallen	1,000	--(2)	1,000	0	0.00%

Jeffrey S. Dunn	1,000	--(2)	1,000	0	0.00%
Cyril Laderman	1,000	--(2)	1,000	0	0.00%
James Laderman	1,000	--(2)	1,000	0	0.00%
Daniel Laderman	1,000	--(2)	1,000	0	0.00%
Robert Elliot Laderman	1,000	--(2)	1,000	0	0.00%
Sandra Robins	1,000	--(2)	1,000	0	0.00%
Rhonda Laderman	1,000	--(2)	1,000	0	0.00%
Sadia Anwar	1,000	--(2)	1,000	0	0.00%
Cheryl Ruth Laderman	1,000	--(2)	1,000	0	0.00%
Brian A. Watts	4,000	--(2)	4,000	0	0.00%
George J. C Miel	4,000	--(2)	4,000	0	0.00%
Todd J. Danielson	1,000	--(2)	1,000	0	0.00%
Eric Dearking	1,000	--(2)	1,000	0	0.00%
Mark McCance	1,000	--(2)	1,000	0	0.00%
Daniel T. Farrell	3,973,000	20.4%	148,000	3,825,000	19.64%
Anthony Wekerle	50,000	--(2)	50,000	0	0.00%
Cambrian Mining PLC(8)	66,667	--(2)	66,667	0	0.00%
TOTAL			2,833,250

(1)  Jovica Jure also owns 25,000 non-transferable share purchase warrants. Each warrant entitles the holder to purchase one additional share of common stock at a price of $0.25 per share until November 30, 2003.

(2) Less than one percent.
(3)  1536815 Ontario Ltd. also owns 50,000 non-transferable share purchase warrants. Each warrant entitles the holder to purchase one additional share of common stock at a price of $0.25 per share until January 15, 2004. The ultimate beneficial owner of 1536815 Ontario Ltd. is Michael Wekerle.

(4) The ultimate beneficial owner of Webcon Equipment Inc. is John Conlon.
(5)  Vedron Gold Inc. also owns 50,000 non-transferable share purchase warrants. Each warrant entitles the holder to purchase one additional share of common stock at a price of $0.25 per share until January 15, 2004. The ultimate beneficial owner of Vedron Gold Inc. is Tom Meredith.

(6) The ultimate beneficial owner of Fidulex Management Inc. is John Fell.
(7) The ultimate beneficial owner of Kintyre Corporation and Republic Resources is James Wade.
(8) Cambrian Mining PLC is a publicly held mining finance company based in the United Kingdom and whose stock is traded on the London Stock Exchange Alternative Investment Market.

Daniel T. Farrell is our President, Chief Financial Officer and Secretary and is one of our directors, John Cullen is one of our directors, and William Sheriff is our largest shareholder.

OUR BUSINESS

General

We were incorporated in the State of Nevada on May 5, 1999 with an authorized capital of 200,000,000 shares of common stock, par value $0.001. We own three mineral properties as well as a natural resource mineral database. Our business office is located at 309 Center Street, Hancock, MI 49930. Our telephone number is (906) 370-4695.

We were organized for the purpose of acquiring and developing mineral properties. We own interests in four sets of mineral claims: the Silver Bow Property, the AG Property, the Lantern Property and the Quartz Mountain Property.

We are an exploration stage company and will continue to be in the exploration stage until we achieve significant revenues from operations. In an exploration stage company, management devotes most of its activities in acquiring and developing mineral properties. There is no assurance that a commercially viable mineral deposit exists on any of our properties. Further exploration will be required before a final evaluation as to the economic and legal feasibility is determined. Our ability of to emerge from the exploration stage with respect to our planned principal business activity is dependent upon our ability to attain profitable operations. There is no guarantee that we will be able to identify, acquire or develop mineral properties that will produce profitability. Moreover, if a potential mineral property is identified which warrants acquisition or participation, additional funds may be required to complete the acquisition or participation, and we may not be able to obtain such financing on terms which are satisfactory to us. There is substantial doubt regarding our ability to continue as a going concern. Our management's plans for our continuation as a going concern include financing our operations through sales of our unregistered common stock. If we is not successful with our plans, investors could then lose all or a substantial portion of their investment.

Principal Product

Our principal product is the exploration, and if warranted, sale of precious minerals. Since our properties have yet to be explored by us there is no guarantee any ore body will ever be found.

Atlas Database

On January 17, 2003 we acquired Atlas Database Corp, the owner of a natural resource exploration database developed by Atlas Minerals Inc. during the period 1982 through 1997. The majority of the information contained in the database relates to research on bulk mineable precious mineralized material in the western United States, particularly sediment hosted disseminated gold deposits and volcanic hosted disseminated hot springs gold mineralized material. Our management intends to utilize this database to further its stated business objective of locating, acquiring and exploring mineral natural resource properties.

Atlas Database Corp. was acquired pursuant to an Agreement and Plan of Merger between ourselves, Atlas Database Acquisition Corp., our wholly owned subsidiary, Atlas Database Corp., Platoro West Incorporated (“Platoro”) and William M. Sheriff. Mr. Sheriff is the sole Shareholder of Platoro which was, in turn, the sole shareholder of Atlas Database Corp. Pursuant to the terms of the Agreement and Plan of Merger, 6,000,000 shares of our common stock were issued to Platoro West Incorporated in exchange for all of the issued and outstanding shares of Atlas Database Corp., Atlas Database Acquisition Corp. merged with and into Atlas Database Corp. and its separate existence ceased. As a result of the foregoing, Atlas Database Corp. is now our wholly-owned subsidiary.

The purchase price for the Atlas Database of 6,000,000 shares of our common stock was determined through arm’s length negotiations between ourselves and Platoro.

Atlas Database Corp. was formed in January, 2003 and was assigned all of Platoro’s right, title and interest in and to the Atlas Database in exchange for $15,000 cash. Prior to the Agreement and Plan of Merger, Platoro was the sole shareholder of Atlas Database Corp. and therefore its parent company.

Platoro’s interest in the Atlas Database was acquired pursuant to a Bill of Sale and Letter Agreement between Platoro and Atlas Minerals Inc. dated June 10, 2000. The purchase price paid by Platoro to Atlas Minerals Inc. was $15,000 cash. As required by the Letter Agreement, we have agreed to comply with the terms thereof. Accordingly, we are required to allow Atlas Minerals Inc. access to the data contained in the Atlas Database for competitive purposes, provided that Atlas Minerals Inc. provides reasonable notice. To date, Atlas Minerals Inc. has not requested access to the data. The Letter Agreement does not provide for sales of any of the data contained in the Atlas Database by Atlas Minerals Inc. to third parties, it only requires that we grant access to the data for competitive purposes. However, it does not specifically prohibit such sales nor would we receive any portion of sales proceeds. We have not obtained a legal opinion on whether or not Atlas Minerals Inc. has the right to sell any of the data contained in the Atlas Database to third parties. However, we are of the view that such sales would be a violation of the terms of the Letter Agreement and would take steps to prevent such sales. We can give no assurance that we would be successful in this regard. Pursuant to the terms of the Letter Agreement, Atlas Minerals Inc. is entitled to access the Atlas Database for the purpose of competing directly with us. Pursuant to the terms of the Letter Agreement, in the event we sell any of the data to a third party we are required to pay Atlas Minerals Inc. 25% of the proceeds of the sale. We do not require Atlas Minerals Inc.’s consent to sell any of the data in the Atlas Database to any third party.

Pursuant to the terms of the Agreement and Plan of Merger we have granted Platoro the option to repurchase from us the Atlas Database on an “as is, where is” basis, provided that (i) during the 365 day period prior to the exercise of the option we have not made commercial use of the Atlas Database and (ii) we have no commercially reasonable plans for use of the Atlas Database. The exercise price of the option is payment by 6,000,000 shares of our common stock. Accordingly, the option exercise price is the same as the purchase price. In the event that we sell the Atlas Database to an arm’s length third party the option granted to Platoro will terminate.

Silver Bow Property

Pursuant to the terms of a Mining Lease and Agreement made the 21st day of February, 2003 between ourselves and Donald K. Jennings and Renegade Exploration (the “Owners”), we acquired the exclusive right to explore and mine ores and minerals of any kind (except oil and gas) on 73 unpatented lode mining claims, located on 1,460 acres, in Nye County, Nevada known as the Silver Bow Property. Its location is shown on the following map.

The Silver Bow leased properties are described as follows:

Name	Date Recorded	NMC Number	Expiry Date

Bow 1-3, 14, 15, 32, 33, 18 - 23, & 25	March 1, 2002	828189 – 828202	August 31, 2004
Bow 4 - 13, 16, 17, 24, 26 - 73	April 14, 2003	8464429- 846487	August 31, 2004

The lease is subject to a 3% Net Smelter Return (NSR) royalty in favor of the Owners. We have the right to purchase two thirds of the NSR for $1,500,000 and the final third for an additional $2,000,000. The lease has a term of 15 years, provided that the following advance royalty payments are made to the Owners:

- $10,000 upon signing (paid);
- $15,000 on February 21st, 2004;
- $20,000 on February 21st, 2005;
- $30,000 on February 21st, 2006;
- $40,000 on February 21st, 2007;
- $50,000 on February 21st, 2008; and
- $50,000 on each February 21st thereafter.

While as at the date hereof we have sufficient funds to pay the advance royalty payments due on February 21st, 2004, there is no guarantee that we will have sufficient funds to make such payment when it is due. In addition, we may not have the funds to make the advance royalty payments due beginning February 21st, 2005. To have the funds available we will either seek advances from our directors or officers, or engage in additional offerings of our stock. At present, we have made no arrangements to do any of these two methods of fund raising. In the event that we determine that the Silver Bow Property does not merit further exploration, we will not make any further advance royalty payments. If we fail to make the advance royalty payments the Mining Lease and Agreement will terminate and we will lose our interest in the Silver Bow Property.

Pursuant to the terms of the Mining Lease and Agreement we have also agreed with the Owners that, in the event that we locate any additional unpatented mining claims within an “Area of Interest” surrounding the Silver Bow Property, such claims will be subject to the Mining Lease and Agreement and, as a result, we will be obligated to pay a 3% NSR royalty referred to above to the Owners in respect of such claims. In the event that any claims we located are inside the “Area of Interest”” and are subject to a royalty payable to a third party, the 3% NSR royalty payable to the Owners will be reduced on a dollar for dollar basis. The “Area of Interest” is defined by specific boundaries and encompasses 1,887 hectares located around the Silver Bow Property.

The claims comprising the Silver Bow Property are numbered Bow 1-73 and are registered in the name of Donald K. Jennings. Maintenance fees on these claims have been paid until September 1, 2004. As a result of the fact that these claims are not registered in our name, other mining companies could claim interests in the 73 unpatented mining claims or challenge our right to conduct exploration activities on the Silver Bow Property.

The acquisition of the Silver Bow Property was based on an examination by two exploration geologists, Thomas Skimming and William Utterback, of : (i) past exploration programs by other companies and individuals; and (ii) the production history of the Silver Bow area and its strategic location within the Midway Structural Trend. The examination led Messrs. Skimming and Utterback to the conclusion that the Silver Bow Property was one of merit, that it exhibited significant gold and silver potential, and warranted further exploration. They then recommended that we negotiate an option agreement for the Silver Bow Property. Messrs. Skimming and Utterback have no interests in the Silver Bow Property. Messrs. Skimming and Utterback are directors with extensive exploration experience in the State of Nevada.

There are no known reserves on the Silver Bow Property and any proposed program by us is exploratory in nature.

The Bow claims are located within the Silverbow Mining District in Nye County, approximately 50 miles east-southeast of the town of Tonopah in south-central Nevada. More precisely, the claims are situated in sections 26 and 32-36 inclusive, T1N, R49E in the central part of the Kawich Mountain Range. The Nellis Air Force Bombing Range borders the area to the south. Access is by paved road east of Tonopah on SR 6 and southeast on the access road to the Nevada Test Site boundary and then approximately 20 miles of poorly maintained single track gravel road.

We have not conducted any exploration activities on the Silver Bow Property.

Climate, Local Resources and Physiography

The Silver Bow Property lies at elevations ranging from 6500 to 7600 feet above mean sea level within a moderately rugged terrain. The climate is classified as high arid desert. Temperatures vary from 110F in the summer to 0F in the winter with an average precipitation of only 3.50 inches per year.

History

The first discoveries of gold and silver in the Silverbow District were made in the fall of 1904. The first shipments of ore were made in 1906 and by the fall of the same year, the area was abandoned. The area became active again in 1913 and 1920 when small stamp mills were built.

In 1929, a 50-ton flotation mill was constructed at the Blue Horse Mine but operated for only a short time. During 1940 to 1942, lessees shipped about 160 tons of ore from the Silver Glance Mine averaging .05 ounces per ton in gold and 35 ounces per ton in silver. The mines of the Silverbow District were the most consistent gold and silver producers in the area. Ore was shipped annually from the district from 1906 through 1955 with only a few short gaps of no recorded production. Total production from the Silverbow District as calculated by the United States Bureau of Mines (USBM) is 3,246 tons of ore yielding 8,709 ounces of gold and 90,570 ounces of silver. As late as 1964, several of the mines were re-opened but were worked for only a short time.

Since the early 1960s there have been at least four programs of exploratory drilling carried out in the Silverbow District. A total of 17 core and rotary drill holes were completed by the Browne Group in the gulch west of the Silverbow townsite in the 1960s. Amoco Minerals Co. completed 6 rotary drill holes north of the townsite and near the Hillside Mine in 1983-1984. Later in the 1980s, several rotary holes were drilled by NERCO. In late 1993 and early 1994, the Phelps Dodge Mining Co. carried out a program of reverse circulation rotary drilling in the ridge west of the Silverbow townsite. In 1997, Placer Dome Inc. finished the latest round of drilling and concluded that a target meeting their size requirements was unlikely and quitclaimed the property to NevSearch, L.L.C.

We estimate that an initial exploration program on the Silver Bow Property will cost approximately $125,000. This amount provides for a complete review and assessment of the results from all the previous exploration carried out on the property for which information is available or can be obtained ($10,000); mapping and sampling of the existing and accessible underground workings ($15,000) and approximately 10,000 feet of drilling, which would include geological supervision, logging, sampling and assaying ($100,000).

Subject to obtaining sufficient financing we plan to review these mineral claims and, if warranted, undertake further exploration activities.

AG Property

In March 2003, we staked 43 lode mining claims in Humboldt County, Nevada known as the AG Property. The claims are registered in our name.

The AG mining claims are described as follows:

Name	Date Recorded	NMC Number	Expiry Date

AG 11-53	March 3, 2003	844139-844181	August 31, 2004

The AG Property is located approximately 32 miles northwest of the town of Orovada in Humboldt County, Nevada. The Property lies within the Bilk Creek Mountains, as shown on the following map, and encompasses a small hill.

Figure 1.– Index map.

Granite hosted
quartz veins
T35N
Agate Group
R32E
Access road
Silicified
Mesozoic
rocks
Sand Canyon
Nevada
Reno
N
Scale 1:250000
5
0
5 Miles
Base map: Vya AMS Sheet

5

Access to the Property is from the town of Winnemucca located in northern Nevada on Interstate Route 80, north on U.S. Route 95, then northwesterly on Nevada State Route 140 to the Fort McDermott Indian Reservation, then along an unimproved dirt road running north through Sand Canyon for approximately 22 miles to the Property.

The acquisition of the AG Property was based on the results of an exploration program previously carried out by Noranda Exploration, Inc. in 1983 on ground presently encompassed by the AG Property. Thomas Skimming and William Utterback, exploration geologists, also conducted a field examination. They identified evidence of banded, epithermal, quartz-adularia veins on the property which exhibited “angel wing” textures characteristic of many of the epithermal quartz veins that have been developed as gold mines in the state of Nevada. Messrs. Skimming and Utterback have no interest in the AG Property.

We have not conducted any exploration activities on the AG property. Subject to obtaining sufficient financing we plan to review these mineral claims and, if warranted, undertake further exploration activities. We are presently in the exploration stage and there is no assurance that a commercially viable mineral deposit, a reserve, exists in the AG Property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

There are no known reserves on the AG Property and any proposed program by us is exploratory in nature.

Climate, Local Resources and Physiography

The AG Property lies at elevations ranging from 6000 to 6700 feet above mean sea level within a moderately rugged terrain. Agate Point, the most prominent topographic feature on the Property, has an elevation of 6728 feet above mean sea level. The climate is classified as high arid to semi-arid desert. Temperatures vary from 100F in the summer to -10F in the winter with an average precipitation of approximately 5 inches per year which is mainly in the form of snow during the winter months.

History

During a routine field investigation in 1983 in Sand Canyon at the south end of the Bilk Creek Mountain Range, geologists of Noranda Exploration Inc. noticed a north trending structure extending to Agate Point which suggested an extensive area of silica alteration.

Preliminary sampling indicated anomalous gold, arsenic, antimony and mercury in brecciated and stockwork veined volcanic rocks. During the following year, geological mapping was carried out to identify the volcanic stratigraphy, structure and the distribution and type of alteration exhibited in the rocks. Geochemical sampling was done to identify areas with anomalous concentrations of precious metals and pathfinder elements. These data were examined and preliminary models were constructed. As a result of their findings, Noranda concluded that the Agate Point area has low potential for a large tonnage, economic precious metal deposit (open pit, heap leach-type of deposit) but noted the potential for a structurally controlled, high grade-type deposit in the area.

Around 1990, Geomex Minerals Inc. acquired the AG Property and drilled two shallow holes approximately 2000 feet apart in the central area near Agate Point. One of these was collared near the granite contact. The results of their drilling are not available but it is known that they were looking for a bulk tonnage deposit.

It is estimated initial exploration program on the AG Property will cost approximately $75,000. This amount provides for additional sampling of the vein system in the central portion of the Property together with sample analyses ($15,000), test geophysical surveys and the construction of a control grid ($10,000) and approximately 5,000 feet of reverse-circulation drilling at an all inclusive cost of $10 per foot, which would include geological supervision, logging, sampling and assaying of drill samples ($50,000).

Lantern Property

On July 31, 2003, We entered into a mining lease with Newmont Mining Corporation for unpatented mining claims totalling 1,083.06 acres, and also received a quit claim deed for 340 acres consisting of 17 unpatented mining claims. The property is known as the Lantern Property. Platoro West Incorporated, a corporation controlled by one of our shareholders, namely William Sheriff, is also a party to the Mining Lease. Specifically excluded from the agreement are 22 unpatented mining claims under lease to Romios Gold Resources, Inc. a Canadian corporation.

Platoro West Incorporated began negotiating with Newmont in 2002 to acquire the Lantern Property and made certain maintenance fee payments in respect of the claims comprising the Lantern Property in contemplation of a definitive agreement being reached with Newmont. In 2003, as part of these negotiations, Platoro proposed to Newmont that Platoro would lease the Lantern Property from Newmont and, in turn, sublease the Lantern property to us. Newmont requested instead that both Platoro and ourselves be party to the mining lease agreement. We have agreed with Platoro that we will reimburse Platoro for all out-of-pocket costs incurred by it in respect of maintaining the Lantern Property prior to the date of the mining lease agreement and that, in the event that we do not elect to conduct exploration work on the Lantern Property, we will transfer the Lantern Property to Platoro, subject to the terms of the mining lease agreement. We are of the view that this arrangement does not give rise to a conflict of interest as neither William Sheriff nor Platoro are directors or officers of ours.

The Lantern Property is located in Pershing County, Nevada, about 62 miles from Winnemuca, Nevada. Access to the property is from the town of Lovelock located on Interstate Highway No. 80 over Nevada State Route 399 for 15 miles and then an additional 35 miles to the north over unimproved gravel roads.

The 17 unpatented mining claims deeded to us as part of the Lantern Property are as follows:

Claim Name	NMC Number	Expiry Date
Petal 1-8	772574-772581	August 31, 2004
Petal 29-36	772602-772609	August 31, 2004
Petal 38	772611	August 31, 2004

The leased portions of the Lantern Property are 29-OSP-0001(NLRC 182054) and 29-OSP-0006(182092).

Under the lease agreement, We are required to spend the following amounts on exploration and assessment work:
- $25,000 during the 12 month period ended July 31, 2005
- $25,000 during the 12 month period ended July 31, 2006

- $50,000 during the 12 month period ended July 31, 2007
- $50,000 during the 12 month period ended July 31, 2008
- $50,000 during the 12 month period ended July 31, 2009
- $100,000 during the 12 month period ended July 31, 2010 and each July 31 thereafter as long as the agreement is in effect.

The lease is subject to a maximum 4 % Net Smelter Return (NSR) royalty in favor of Newmont Mining Corporation. Newmont Mining Corporation also retained a preferential ore processing right. We are required to undertake a feasibility study.

While as at the date hereof we have sufficient funds to pay the initial exploration and assessment work due by July 31, 2005 and there is no guarantee that we will have sufficient funds to make such payment when due. In the event that we do not have adequate funds available we will either seek advances from our directors or officers, or engage in additional offerings of our stock. At present, we have made no arrangements to do any of these two methods of fund raising. In the event that we determine that the Lantern Property does not merit further exploration, we will not make any further exploration expenditures. If we fail to make the exploration expenditures the mining lease will terminate and we will lose our interest in the Lantern Property.

We are also responsible for all taxes and federal maintenance fees for the property. Newmont also has the option to create a joint venture with us. We can terminate the Agreement at any time after spending $100,000 on exploration and assessment work.

There are no known reserves on the Lantern Property and any proposed program by us is exploratory in nature.

Newmont has told us that the current owner of the property, Nevada Land and Resource Company LLC , has filed a lawsuit challenging the validity of leases for the Lantern Property. A July 12, 2002, trial court decision rejected Nevada Land and Resource Company claims. That decision is now on appeal to the Nevada Supreme Court.

We have not conducted any exploration activities on the Lantern Property.

Acquisition of our interests in the Lantern Property was based on the professional judgment and evaluation of two exploration geologists, Thomas Skimming and William Utterback. Messrs. Skimming and Utterback are directors with extensive exploration experience in the State of Nevada. Messrs. Skimming and Utterback have no interest in the Lantern Property.

Climate and Physiography

The Lantern Property is situated near the southwestern end of the Antelope Range within a cluster of low hills ranging between 4,800 and 5,200 feet elevation. Vegetation consists essentially of sparse amounts of sage brush and patches of native grasses.

The climate is high arid desert with light snow falls during the winter months that usually melt before March and rarely accumulates to depths that would inhibit travel. The area is dry throughout most of the year.

History

Since 1980, several companies, principally Santa Fe Pacific Gold Corporation and Newmont Mining Corporation have conducted comprehensive exploration programs within portions of the boundaries of the existing Lantern Property. This work, consisting largely of geological mapping, soil and rock geochemical surveys, various geophysical surveys and extensive drilling, identified a low-grade resource reported to contain 268,000 gold equivalent ounces. Higher grade intercepts of gold mineralization were encountered in banded, epithermal quartz veins during the drilling but were never evaluated with deeper, systematic drilling. The earlier exploration programs focused on the potential for a low-grade, bulk tonnage-type of gold deposit on the property but did not address the potential of a deeper, high-grade, bonanza-type of gold mineralization.

Budget

We estimate that an initial exploration program on the Lantern Property will cost approximately $100,000. This amount provides for an in-depth review and assessment of the results from all the previous exploration carried out on the Lantern Property for which technical data and general information is available to us and approximately 10,000 feet of reverse circulation drilling which would include geological supervision, logging, sampling, assaying and general administrative costs.

Quartz Mountain Property

Pursuant to the terms of an Option Agreement made as of October 15, 2003 with Seabridge Gold Corporation (a wholly-owned subsidiary of Seabridge Gold Inc.) (“Seabridge”) we acquired an exclusive option to earn a 50% interest in 67 unpatented mining claims located in Lake County, Oregon known as the Quartz Mountain Property, subject to certain exclusions.

Pursuant to the terms of the Option Agreement, in order to maintain our option and earn the 50% interest we must:

•	incur cumulative exploration expenditures of $1,500,000 on or before October 15, 2008 as follows
	o	by October 15, 2004, $100,000,
	o	by October 15, 2005, $250,000,
	o	by October 15, 2006, $500,000, and
	o	by October 15, 2008, $1,500,000;
•	issue to Seabridge 250,000 shares of our common stock as follows
	o	50,000 shares on execution of the Option Agreement (which shares have been issued), and
	o	200,000 shares with 30 days of satisfying the expenditure obligations described above.

If those conditions are satisfied, we will be deemed to have exercised the option and earned our 50% interest in the Quartz Mountain Property, at which time we will be deemed to have entered into a Joint Venture Agreement with Seabridge.

While currently we have sufficient funds to make the cumulative exploration expenditures due by October 15, 2004, there is no guarantee that we will have sufficient funds to make such expenditures when due. In addition, we may not have funds to make the cumulative exploration expenditures due beginning October 15, 2005. In the event we do not have the funds available, we will either seek advances from our directors or officers, or engage in additional offerings of our stock. At present, we have no arrangements to do any of these two methods of fund raising. In the event we determine the Quartz Mountain Property does not merit further exploration, we will not make any further exploration expenditures. If we fail to make the exploration expenditures, the Option Agreement will terminate and we will lose our interest in the Quartz Mountain Property.

We may also increase our interest in the Quartz Mountain Property from 50% to 62.5% by (i) funding 100% of a feasibility study on the Quartz Mountain Property within three years; and (ii) issuing 250,000 shares at the completion of the feasibility study.

We are required to make the first $100,000 of expenditures and to pay all fees required to keep the Quartz Mountain Property in good standing. Once we have made the first $100,000 of expenditures we may terminate the Option Agreement on 60 days written notice to Seabridge.

We have also agreed with the Seabridge that, if the parties to the Option Agreement acquire any additional mineral properties with two miles of the outer boundaries of the Quartz Mountain Property, such properties will immediately be subject to the Option Agreement.

The Option Agreement is subject to two Royalty Agreements, the first of which is between Seabridge and William M. Sheriff, our largest shareholder (the “Sheriff Royalty”) pursuant to a Royalty Agreement dated December 18, 2001, and the second of which is between Seabridge and Quartz Mountain Resources Ltd. (the “QMR Royalty”) pursuant to an Asset Purchase and Sale and Royalty Agreement dated December 17, 2001. Pursuant to the Sheriff Royalty, Sheriff is entitled to a 0.5% net smelter returns royalty from all ore mined on the Quartz Mountain Property, and pursuant to the QMR Royalty, Quartz Mountain Resources Ltd. is entitled to a 1% net smelter returns royalty from all ore mined on the Quartz Mountain Property.

The claims are registered in the name of Seabridge and are described as follows:

Name	Date Recorded	ORMC Number	Expiry Date

4 Squares 1-8, amended	March 29, 1962	22755-22762	August 31, 2004
Angel 7-8	October 5, 1956	22763-22764	August 31, 2004
FH 5-12, 21, 23-27,	September 1, 1983	45146-45153, 45162,	August 31, 2004
29-35, 64-65, amended		45164-45168,45170-
45176, 45205, 45206
FH 14, 22, 28, 36, 66, amended	August 16, 1984	45155, 45163, 45169,	August 31, 2004
45177, 45207
NQTZ 108, 110, 143-148	February 1, 1985	81602, 81603, 81627-81632	August 31, 2004
NQTZ 191, 193	February 3, 1985	81659, 81661
QTZ 31, 32, 34, 41	June 18, 1983	63755, 63756, 63758, 63765	August 31, 2004
QTZ 43, 67-70, 77, 79	June 19, 1983	63767, 63791-63794,	August 31, 2004
63801, 63803
TRA 1-8	September 1, 1983	66682-66689	August 31, 2004

The Quartz Mountain Property is located in the Fremont National Forest in south-central Oregon approximately 30 miles west-northwest of the town of Lakeview on Oregon State Highway 140 as shown on the following map.

WASHINGTON
OREGON
IDAHO
CALIFORNIA
NEVADA
Astoria
Seaside
Tillamook
Portland
Gresham
Hood River
The Dalles
Pendleton
Elgin
Wallowa
Enterprise
La Grande
Heppner
Maupin
Ukiah
Fossil
Lincoln City
Salem
Newport
Albany
Corvallis
Waldport
Sweet Home
Madras
Baker City
Florence
Eugene
Springfield
Sisters
Prineville
John Day
Redmond
Bend
Oakridge
Vale
Ontario
Nyssa
Coos Bay
Lapine
Burns
Roseburg
Silver Lake
Harney Lake
Lake Owyhee
Quartz Mountain Property
Grassy Mountain Property
Port Orford
Canyonville
Crater Lake
Summer Lake
Malheur Lake
Prospect
Chiloquin
Paisley
Gold Beach
Grants Pass
Upper Klamath Lake
Lake Abert
Medford
Bly
Valley Falls
Ashland
Klamath Falls
Lakeview
Brookings
Goose Lake
0 20 40 60 80 100
miles
Oregon
United States

SEABRIDGE GOLD PROPERTIES

Seabridge Gold Inc.

Oregon, USA
Property Location Map

Access to the Quartz Mountain Property from Highway 140 is via several secondary paved and gravel service access roads to the Fremont National Forest that are maintained by the United States Forest Service.

The acquisition of the Quartz Mountain Property was based on a review of the results of a number of exploration programs that were carried out in the past and on the professional judgment and evaluation of two exploration geologists, Thomas Skimming and George Cole. Messrs. Skimming and Cole are directors with extensive exploration experience in the State of Oregon. Messrs. Skimming and Cole have no interest in the Quartz Mountain Property.

We have not conducted any exploration activities on the Quartz Mountain Property. Subject to obtaining sufficient financing we plan to review these mineral claims and, if warranted, undertake further exploration activities. We are presently in the exploration stage and there is no assurance that a commercially viable mineral deposit, a reserve, exists in the Quartz Mountain Property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

There are no known reserves on the Quartz Mountain Property and any proposed program by us is exploratory in nature.

Climate, Local Resources and Physiography

The Quartz Mountain Property is situated at an elevation of around 6000 feet above mean sea level in the Basin and Range Province that extends from Nevada into southern Oregon. The annual precipitation in this region averages 20 inches, most of which falls as snow between the months of October and April. Vegetation is characterized by an open, park-like, pine forest with sparse underbrush that consists of low profile shrubs and patches of native grasses.

History

From 1982 to 1996, comprehensive exploration programs were carried out at different time periods by The Anaconda Company, Wavecrest Resources Ltd., Galactic Resources Ltd., Pegasus Gold Corporation and Newmont Exploration Ltd within the boundaries of the existing Quartz Mountain Property. These programs, which consisted essentially of geological mapping, soil and rock geochemistry, various geophysical surveys and extensive reverse-circulation and core drilling identified a total (measured, indicated and inferred) low-grade resource reported to contain 2.7 million ounces of gold. Higher grade intercepts of gold mineralization were encountered in silica flooded sulphide breccias, multiple quartz veinlets and banded, epithermal quartz veins during the drilling but, excluding a small drill program that was carried out by Quartz Mountain Gold Corporation (a joint venture between Wavecrest Resources Ltd and Galactic Resources Ltd) during the fall of 1988, these high grade gold intercepts were never evaluated with deeper, systematic drilling. The earlier exploration programs focused on the potential for a low-grade, bulk tonnage-type of gold deposit but was not seriously pursued.

Little to no work has been performed on the Quartz Mountain Property since 1996.

Budget

An exploration program to assess the significance of the high grade gold intersections encountered in earlier drilling on the Quartz Mountain Property has yet to be developed and budgeted; however, an initial minimum program involving an expenditure of $100,000 is envisaged. This amount would provide for an in-depth review and appraisal of the results from all previous exploration carried out on the property and a preliminary diamond drill program amounting to approximately 5,000 feet, which would include geological supervision, logging, sampling, assaying and general administrative costs.

Exploration Facilities

We have no plans to construct a mill or smelter on any of our mineral claims until an ore body of reasonable worth is found (which may be never).

While in the exploration phase, our crews will be living in the towns nearby our mineral properties to avoid building any permanent facilities.

Other Mineral Properties

We have not found any other mineral properties either for staking or purchasing but will seek other mineral properties during the next year so to diversify our holdings. Any staking and/or purchasing of mineral properties may involve the issuance of substantial blocks of our shares. We have no intentions of purchasing for cash or other considerations any mineral properties from our officers and/or directors.

Employees

As at October 31, 2003, we did not have any employees either part time or full time. Daniel T. Farrell, our President, Chief Financial Officer, Secretary and director devoted approximately 75% of his time to our operations. Our other directors serve on an “as needed” basis.

We are not party to any employment contracts or collective bargaining agreements. Our management is of the view that the Nevada area has relatively large pools of people experienced in exploration of mineral properties; being mainly geologists and mining consultants. In addition, there is no lack of people who have experience in working on mineral properties either as laborers or prospectors. As a result, we intend to use independent workers and consultants on a part-time basis.

Competition

In the United States there are numerous mining and exploration companies, both big and small. All of these mining companies are seeking properties of merit and availability of funds. We will have to compete against such companies to acquire the funds to develop our mineral claims. The availability of funds for exploration is sometimes limited and we may find it difficult to compete with larger and more well-known companies for capital. Even though we have the right to the minerals on our claims there is no guarantee we will be able to raise sufficient funds in the future to maintain our mineral claims in good standing. Therefore, if we do not have sufficient funds for exploration our claims might lapse and be staked by other mining interests. We might be forced to seek a joint venture partner to assist in the exploration of our mineral claims. In this case, there is the possibility that we might not be able to pay our proportionate share of the exploration costs and might be diluted to an insignificant carried interest.

Even when a commercial viable ore body is discovered, there is no guarantee competition in refining the ore will not exist. Other companies may have long term contracts with refining companies thereby inhibiting our ability to process our ore and eventually market it. At this point in time we do not have any contractual agreements to refine any potential ore we might discover on our mineral claims.

The exploration business is highly competitive and highly fragmented, dominated by both large and small mining companies. Success will largely be dependent on our ability to attract talent from the mining field. There is no assurance that our mineral expansion plans will be realized.

Government Regulation and Environmental Concerns

We are committed to complying and, to our knowledge, are in compliance with all governmental and environmental regulations. Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. We cannot predict the extent to which future legislation and regulation could cause additional expense, capital expenditures, restrictions, and delays in the exploration of our properties.

Our activities are not only subject to extensive federal, state and local regulations controlling the mining of and exploration for mineral properties, but also the possible effects of such activities upon the environment. Future legislation and regulations could cause additional expense, capital expenditures, restrictions and delays in the exploration of our properties, the extent of which cannot be predicted. Permits may also be required from a variety of regulatory authorities for many aspects of mine operation and reclamation. In the context of environmental permitting, including the approval of reclamation plans, we must comply with known standards, existing laws and regulations that may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. We are not presently aware of any specific material environmental constraint affecting our properties that would preclude the economic development or operation of any specific property.

It is reasonable to expect that compliance with environmental regulations will increase our costs. Such compliance may include feasibility studies on the surface impact of our proposed exploration operations; costs associated with minimizing surface impact; water treatment and protection; reclamation activities, including rehabilitation of various sites; on-going efforts at alleviating the mining impact on wildlife; and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that the costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration on any of our mineral properties.

We are prepared to engage professionals, if necessary, to ensure regulatory compliance but in the near term expect our activities to require minimal regulatory oversight. If we expand the scope of our activities in the future it is reasonable to expect expenditures on compliance to rise.

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis explains the major factors affecting our results of operations for the years ended April 30, 2003 and 2002, the six month periods ended October 31, 2003 and 2002, and the variance of results between periods. The following discussion of our financial condition and results of operations should be read along with the financial statements and notes to the financial statements included elsewhere in this prospectus.

We are a start-up, exploration stage company and have not yet generated or realized any revenues from our business operations. We must raise cash in order to implement our plan and stay in business.

Our continued existence and plans for future growth depend on our ability to obtain the capital necessary to operate, through the generation of revenue and the issuance of additional debt or equity. We may not be able to continue for the next 12 months unless we obtain additional capital to pay our bills. Our management has not made a commitment of financial support to meet our obligations and we have not generated any revenues and no revenues are anticipated unless and until mineralized material is discovered on the properties that we have an interest in. Accordingly we must raise cash from other than the sale of mineralized materials. We will be conducting research in connection with the exploration of our properties. We are not going to buy or sell any plant or significant equipment.

Results of Operations – Six month periods ended October 31, 2003 and 2002

During the six month period ended October 31, 2003 our activities were focused on the acquisition of our interest in the Lantern Property and Quartz Mountain property, maintaining our other mineral properties in good standing, the completion of our registration statement filing with the Securities and Exchange Commission and obtaining a symbol from NASDR, Inc. In addition, we determined to abandon our interest in the Quincy Property in order to focus our efforts on natural resource mineral properties located in the western United States (in particular Nevada and Oregon).

Expenses related to the preparation of Geology Reports and Staking Fees and Exploration Costs increased from $Nil during the six month period ended October 31, 2002 to $21,446 and $53,714, respectively, during the six month period ended October 31, 2003, reflecting our increased business activity.

As a result of our registration statement filing and the acquisition of the Lantern Property and Quartz Mountain property, legal fees increased to $58,224 during the six month period ended October 31, 2003 as compared to $Nil for the six month period ended October 31, 2002.

Accounting fees for the six month period ended October 31, 2003 also increased substantially to $14,374 from $1,000 in the same period in 2002 due to the increased costs associated with the increase in our business activity.

Executive compensation of $12,500 was paid in the six month period ended October 31, 2003 to Daniel Farrell, our President, Chief Financial Officer, Secretary and director as compared to $3,000 in 2002.

Travel and promotion during the six month period ended October 31, 2003 of $22,178 increased from nil in 2002 due to the travel requirements to our new properties in Nevada and Oregon.

No donated executive compensation was recorded for the six month period ended October 31, 2003.

Results of Operations –Years ended April 30, 2003 and 2002

During the fiscal year ended April 30, 2002 and the first quarter of the fiscal year ended April 30, 2003 we were dormant and all of our activities were conducted solely to maintain our corporate structure. Our dormancy was the result of the death of one of our directors, Raymond Miller, in February of 2001, following which our remaining directors did not focus their efforts upon the development of our business.

The bulk of our activity for the year ended April 30, 2003 occurred in the nine month period ended April 30, 2003. During this period we:

  acquired the Atlas Database;
  acquired a lease of the Silver Bow Property;
  staked the claims comprising the AG Property;
  raised a total of $128,125 through private placements; and
  settled debts owed to our President, Chief Financial Officer, Secretary and director totaling $37,000.

In addition, we added five new directors to our board for the purpose of expanding the depth of experience available to us in pursuing our plan of business. The former directors were requested to resign upon the appointment of Daniel Farrell as President.

Subsequent to April 30, 2003 our board of directors resolved to abandon our mineral claims located near Timmins, Ontario and known as the Quincy Property. The Quincy Property was originally staked by us in 1999. However, as a result of our acquisition of the Atlas Database our board of directors determined that focusing our efforts on natural resource mineral properties located in the western United States (and in particular Nevada) would be in our best interest, and accordingly the claims comprising the Quincy Property were allowed to lapse.

Accounting fees increased substantially in the year ended April 30, 2003 to $10,976 from $4,800 in the same period in 2002 due to a change in our book-keepers and the increased costs associated with the increase in our business activity.

The increase of legal fees to $38,715 for the year ended April 30, 2003 from $465 in 2002 can be attributed to the arrangement of the private placements, the acquisition of the Atlas Database and Silver Bow Property, the preparation and filing of our reports with the SEC and the preparation and filing of this Registration Statement as well as the fact that we were dormant in the latter period.

Travel and promotion for the year ended April 30, 2003 ($17,976) increased from nil in 2002 due to the travel requirements to our new properties in Nevada. Staking fees and exploration costs also increased (2003, $31,602; 2002 $2,902) as a result of staking the Nevada properties and conducting exploration work thereon.

Executive compensation paid in the year ended April 30, 2003 consisted of a one-time payment of $1,500 to Daniel Farrell, our President, Chief Financial Officer, Secretary and director. No executive compensation was paid in the previous year.

In addition, donated executive compensation of $4,500 was recorded for the year ended April 30, 2003, as compared to donated executive compensation of $6,000 in the year ended April 30, 2002. The decrease in donated executive compensation was due to no donated executive compensation being recorded for the first quarter of the fiscal year ended April 30, 2003. Donated rent of $900 was recorded for the year ended April 30, 2003 as compared to $6,000 during the previous year. The decrease was a result of the change of our management and principal offices in August of 2002. Donated telephone of $965 was recorded for the year ended April 30, 2003 as compared to $1,200 during the previous year.

Transfer Agent and filing fees increased from $2,339 in 2002 to $6,018 in 2003 due to the private placements and other corporate actions during the year end April 30, 2003.

Accounts payable increased by $19,817 at April 30, 2002 to $22,321 at April 30, 2003. The increase is a result of the increase in our business activities and corresponding increase in our expenses.

Liquidity and Capital Resources

There is limited historical financial information about our company upon which to base an evaluation of our performance. We are an exploration stage company and have not generated any revenues from operations.

Our continued existence and plans for future growth depend on our ability to obtain the capital necessary to operate, through the generation of revenue and the issuance of additional debt or equity. We will need to raise additional capital to fund normal operating costs and exploration efforts. If we are not able to generate sufficient revenues and cash flows or obtain additional or alternative funding, we will be unable to continue as a going concern. Our recurring losses and negative cash flow from operations raise substantial doubt about our ability to continue as a going concern.

At October 31, 2003 we had cash of $480,902 as compared to $58,868 at April 30, 2003 and a working capital surplus of $294,275 as compared to $36,547 at April 30, 2003. The increase in working capital is attributable to current fund raising.

Total liabilities as of October 31, 2003 were $186,627 as compared to $22,321 at April 30, 2003.

Net cash used in operating activities in the six month period ended October 31, 2003 was $165,008 compared to $21,674 in the six month period ended October 31, 2002. Net cash from financing activities in the six month period ended October 31, 2003 was $587,042 (2002 - $36,633). The increases are attributable to the increase in our business activities, as we were dormant in the previous period.

Subsequent to October 31, 2003 we issued 681,920 shares of common stock for gross proceeds of $170,480.

We have sufficient working capital to pay our administrative and general operating expenses and to make the advance royalty payments required on our properties through December 2004, and to conduct preliminary exploration programs. We will need to obtain additional funds (presumably through equity offerings and/or debt borrowing) in order, if warranted, to fund our general and administrative expenses, make the additional advance royalty payments required on our properties and conduct exploration programs on our properties. Failure to obtain such additional financing will result in the loss by us of our interests in our mineral properties. We have no agreements or understandings with any person for additional financing.

None of our properties has commenced commercial production and we have no history of earnings or cash flow from our operations. While we may attempt to generate additional working capital through the operation, development, sale or possible joint venture development of our properties, there is no assurance that any such activity will generate funds that will be available for operations.

We have not declared or paid dividends on our shares since incorporation and do not anticipate doing so in the foreseeable future.

New Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 141 "Business Combinations" which supersedes APB Opinion No. 16 "Business Combinations" and FASB Statement No. 38 "Accounting for Preacquisition Contingencies of Purchased Enterprises." The provisions of this statement require that all business combinations be accounted for using "purchase accounting" and it disallows the use of "pooling of interests" as previously allowed under APB Opinion No. 16 and FASB Statement No. 38. This statement is effective for all business combinations subsequent to June 30, 2001. The adoption of this statement did not have a material effect on our financial statements.

Also in June 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets," which supersedes APB Opinion No. 17 "Intangible Assets." The provisions of this statement changes the unit of account for goodwill and takes a very different approach to how goodwill and other intangible assets are accounted for subsequent to their initial recognition. Because goodwill and some intangible assets will no longer be amortized, the reported amounts of goodwill and intangible assets, as well as total assets, will not decrease at the same time and in the same manner as under previous standards. This statement is effective for all fiscal years beginning subsequent to December 15, 2001. The adoption of this statement did not have a material effect on our financial statements.

In August 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations," which amends SFAS No. 19, and establishes a uniform methodology for accounting for estimated reclamation and abandonment costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The statement is required to be adopted by January 1, 2003, at which time we will record the estimated present value of reclamation liabilities and increase the carrying value of related assets. Subsequently, reclamation costs will be allocated to expense over the life of the related assets and will be adjusted for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation. Currently we are in the process of quantifying the effect the adoption of this statement will have on our consolidated financial statements.

The FASB also issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. It also amends APB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The provisions of this Statement generally are to be applied prospectively. The adoption of this statement did not have a material effect on our financial statements.

OUR PROPERTY

Our corporate and operational offices are located at 309 Center Street, Hancock, MI 49930. At the present time, these offices are provided to us by our President at a cost of $500 per month. We believe that this space is sufficient at this time. However, we may move to expanded office space when and if our business expands. Other than the Atlas Database and the mineral properties discussed under the heading “Our Business” we do not have any material assets and, as such, we do not own any real or personal property.

DIRECTORS, OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and Directors

Each of our directors is elected by stockholders to a term of one year and serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our present officers and directors are set forth below:

Full Name and Resident Address	Age	Positions	Date Appointed Director
Daniel T. Farrell 309 Center Street Hancock, MI 49930	66	President, Chief Financial Officer, Secretary and Director	August 30, 2002
Thomas Skimming 11 Camelot Court Toronto, Ontario M3B 2N4	68	Vice-President (Exploration), Director	September 18, 2002
William Utterback 5020 Weikel Drive Winnemucca, NV 89445	61	Director	December 17, 2002
George Cole 3 Pinecone Circle Carson City, NV 89703	61	Vice-President (Nevada), Director	March 5, 2003

John Cullen 37 Amelia Street Barrie, Ontario L4M 1M5	47	Director	April 29, 2003

The persons named above have held their offices/positions since the date of appointment and are expected to hold their offices/positions until the next annual general meeting of our stockholders.

Background of Officers and Directors

Mr. Daniel Farrell has been our President, Chief Financial Officer and Secretary since August 16, 2002 and a member of our board of directors since August 30, 2002. Mr. Farrell has devoted approximately 75% of his professional time to our business and intends to continue to devote this amount of time in the future:

Mr. Farrell has been a corporate development officer with CGX Energy, Inc., an oil and gas exploration company based in Toronto, Ontario, listed on the TSX Venture Exchange. Mr. Farrell has served as President of Diadem Resources Ltd. from December, 1997 through July, 1998, President of Tiaro Bay Resources Inc. from January 1997 through September, 1997 and President of RJK Explorations Ltd. from January, 1996 through December, 1996, all of which are publicly traded companies listed on the TSX Venture Exchange and engaged in the natural resource exploration business. Mr. Farrell was a corporate development officer with Greater Lenora Resources from June, 1994 through December, 1995. From 1991 through the 1994 Mr. Farrell was a financial adviser with American Express in Houghton, Michigan. Mr. Farrell holds a B.Sc. in geology from Michigan Technological University in Houghton, Michigan.

Mr. Thomas Skimming has been a member of our board of directors since September 18, 2002 and has been our Vice-President (Exploration) since October 15, 2003. Mr. Skimming has devoted approximately 25% of his professional time to our business and intends to continue to devote this amount of time in the future.

Mr. Skimming, P. Eng., is a professional geologist with over 30 years experience in the natural resource exploration industry, having served as a director and officer of several natural resource exploration companies listed on the TSX Venture Exchange. Since 1972 Mr. Skimming has provided geological consulting services as president of Thomas Skimming & Associates Limited. Mr. Skimming is currently a director of Pamlico Resources Ltd., St. Anthony Resources Inc., Romios Gold Resources Inc. and Barton Bay Resources Inc., all of which are publicly traded companies listed on the TSX Venture Exchange and engaged in the natural resource exploration business. Mr. Skimming holds a B.Sc. from the University of Michigan and took post graduate studies at McGill University. Mr. Skimming has been a member of the Association of Professional Engineers of Ontario since 1971.

Mr. William Utterback has been a member of our board of directors since December 17, 2002. Mr. Utterback has devoted approximately 25% of his professional time to our business and intends to continue to devote this amount of time in the future.

Mr. Utterback is a consulting geologist with over 30 years experience in the natural resource exploration industry. Mr. Utterback served as chief geologist of Amax Gold Inc. from 1986 through 1993 and currently provides geological consulting services to Gold Property Services. Mr. Utterback holds Bachelors and Masters degrees in Science from Oregon State University.

Mr. George Cole has been a member of our board of directors since March 5, 2003 and has been our Vice-President (Nevada) since October 15, 2003. Mr. Cole has devoted approximately 5% of his professional time to our business and intends to continue to devote this amount of time in the future.

Mr. Cole, currently retired, was formerly Vice-President , Exploration of Teck Cominco Limited, a diversified mining, smelting and refining group of companies headquartered in Vancouver, British Columbia whose securities are listed on the Toronto Stock Exchange and the American Stock Exchange, from 1993 through December, 2001. Mr. Cole holds a M.Sc. in Geology from the University of Montana and a B.Sc. in Geology from Montana State University.

Mr. John Cullen has been a member of our board of directors since April 29, 2003. Mr. Cullen has devoted approximately 5% of his professional time to our business and intends to continue to devote this amount of time in the future.

Mr. Cullen has been President of Cullen Management since May, 1998. From 1987 through May, 1998 Mr. Cullen was an investment advisor with Nesbitt Burns, a registered investment dealer in Toronto, Ontario (now a subsidiary of the Bank of Montreal). Mr. Cullen is currently a director of CGX Energy, Inc. and Dumont Nickel Inc., both of which are engaged in the business of natural resources exploration and whose shares are listed on the TSX Venture Exchange, and is also a director of Biogan International Inc., a natural resource exploration company whose shares are listed on the OTC Bulletin Board. From October, 1995 through February, 1997 Mr. Cullen served as a director of Link Minerals Inc. a natural resource exploration company whose shares are quoted on the CDN over-the-counter market.

Conflicts of Interest

We believe that Messrs. Skimming, Utterback, and Cullen will be subject to conflicts of interest. The conflicts of interest arise from their relationships in other mining companies.

EXECUTIVE COMPENSATION

Our directors have not been compensated for their services and there are no plans to compensate them in the near future until such time as we generate sufficient revenue to do so. Our President has not been compensated for his services to date. We do not have any plans to compensate Mr. Farrell until such time as we have sufficient financial resources to do so.

Compensation Of Directors

During the fiscal years ended April 30, 2002 and 2001, we did not pay our directors for any meetings

Executive Compensation

The following table sets forth the total compensation paid or accrued by us for the three years ended April 30, 2002 on behalf of each of our named executive officers.

Summary Compensation Table

The following table sets forth information with respect to stock options to purchase common stock granted to our named executive officers during the fiscal year ended April 30, 2002.

SUMMARY COMPENSATION TABLE
	ANNUAL COMPENSATION				LONG TERM COMPENSATION
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other annual compensation ($)	Awards		Payouts
					Restricted stock award(s) ($)	Securities underlying options/SARs (#)	LTIP payouts ($)	All other compen - sation ($)
Daniel T. Farrell (1), President, Chief Financial Officer, Secretary and director	2003	Nil	Nil	$1,500	Nil	Nil	Nil	Nil

Adam Smith (2), President and director	2003 2002 2001	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

Gordon Krushnisky (3), Chief Financial Officer, Secretary and director	2003 2002 2001	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1)	Appointed President, Chief Financial Officer and Secretary August 16, 2002 and as director August 30, 2002.
(2)	Resigned as President August 16, 2002 and as director August 30, 2002.
(3)	Resigned as Chief Financial Officer and Secretary August 16, 2002 and as director August 30, 2002.

Daniel T. Farrell, our President, Chief Financial Officer, Secretary and director was not paid any compensation in the year ended April 30, 2003 other than a one-time payment of $1,500. Prior to the afore-mentioned payment, Mr. Farrell was donating his services to us, and we valued these services at $500 per month. Subsequent to April 30, 2003 we have been paying Mr. Farrell compensation of $1,500 per month as well as rent of $500 per month. On April 8, 2003 Mr. Farrell converted the sum of $37,000 which he had loaned to us or had advanced on our behalf into share of our common stock. The conversion price was $0.25 per share, which was the same price at which we issued shares of our common stock to arms length investors on April 2 and 9th, 2003 pursuant to private placements referred to elsewhere in this prospectus. See “Management Discussion and Analysis of Financial Condition – Liquidity and Capital Resources” for a discussion of the terms of the private placements. Accordingly. Mr. Farrell was not conferred any benefit as part of this conversion.

Option Grants in Last Fiscal Year

No options have been granted to any officer or director in 2002. Under our 2003 Key Employee Stock Option Plan we did grant various stock options, subject to shareholder approval.

Employment Agreements with Executive Officers

There are no employment agreements with any officers or directors.

Employee Stock Incentive Plan

On December 3, 2003, the board of directors adopted the 2003 Key Employee Stock Option Plan subject to shareholder approval. The aggregate number of shares of common stock that can be awarded under the plan is 1,700,000, of which 1,670,0900 were granted on December 3, 2003 subject to shareholder approval. The plan permits the Board to grant qualified options with an exercise price of not less than the fair market value on the date of grant, and non-qualified options at an exercise price of not less than eighty-five percent (85%) of the fair market value of the underlying shares of common stock on the date of the grant. The plan permits the Board to grant options with a term of up to ten years for certain qualified options and not more than five years for options granted to a granted to a person holding 10% or more of our stock. However, no options will be issued with a term longer than five years. Options will be used by us to attract and retain certain key individuals and to give such individuals a direct financial interest in our future success and profitability.

Option Grants to the Named Executive Officers and Directors as of December 3, 2003:

Name of Beneficial Owner	Title	Options
Daniel T. Farrell	President (Chief Executive Officer), Treasurer (Chief Financial Officer), Secretary and Director	220,000
Thomas Skimming	Vice-President (Exploration), Director	220,000
George Cole	Vice-President (Nevada), Director	220,000
William C. Utterback	Director	100,000
John Cullen	Director	220,000

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

There were no option exercises in the last fiscal year.

Benefit Plans

We do not have a long-term incentive plan nor do we have a defined benefit, pension plan, profit sharing or other retirement plan.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by the present owners of 5% or more of our total outstanding shares. Unless otherwise stated, the stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to their shares:

The persons named below may be deemed to be a parents and promoters of our company within the meaning of such terms under the Securities Act, as amended, by virtue of his/its direct and indirect stock holdings. Mr. Farrell is the only promoter of our company.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Daniel T. Farrell 309 Center Street Hancock, MI 49930	3,973,000 Common Shares 220,000 Stock Options Direct	20.4% 13.17%
Common Stock	William M. Sheriff 3518 Earl Avenue PO Box 2654 Durango, CO 81302	6,001,000 Common Shares 220,000 Stock Options Direct and Indirect (1)	30.8% 13.17%

[1] 6,000,000 of these shares are registered in the name of Platoro West Incorporated, a company controlled by Mr. Sheriff.

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group. Unless otherwise stated, the stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to their shares:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Daniel T. Farrell 309 Center Street Hancock, MI 49930	3,973,000 Common Shares 220,000 Stock Options Direct	20.4% 13.17%
Common Stock	Thomas Skimming 11 Camelot Court Toronto, Ontario M3B 2N4	220,000 Stock Options Direct	13.17%
Common Stock	William Utterback 5020 Weikel Drive Winnemucca, NV 89445	100,000 Stock Options Direct	5.99%
Common Stock	George Cole 3 Pinecone Circle Carson City, NV 89703	220,000 Stock Options Direct	13.17%
Common Stock	John Cullen 37 Amelia Street Barrie, Ontario L4 1M5	390,000 Common Shares 220,000 Stock Options Direct	2.0% 13.17%
Common Stock	All Officers and Directors, as a group	4,363,000 Common Shares 980,000 Stock Options	23.3% 58.7%

Future Sales by Existing Stockholders

Our two largest shareholders Daniel T. Farrell and William M. Sheriff own, collectively, 9,974,000 shares of our common stock. These shares are “restricted securities” as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. During the period ended December 18, 2003 Daniel T. Farrell sold 175,000 common shares held by him pursuant to Rule 144. We have agreed to register 149,000 of the shares held by Messrs. Farrell and Sheriff pursuant to this prospectus.

In July, 1999 we accepted subscriptions from twelve investors in the amount of 6,000,000 shares at a price of $0.001 per share for gross consideration of $6,000 cash. We have identified that the holders of these securities may be considered “underwriters” by the SEC and have placed “stop transfer” instructions against the certificates representing these shares and a legend has been imprinted on the stock certificates. Eleven of the twelve investors subsequently transferred their securities to eleven purchasers in private transactions during the period September, 2002 through October, 2002. These eleven stockholders have entered into agreements with us where we agreed to register their shares in exchange for their agreement not to sell more than 50,000 of these shares each in the public market in any three month period. We are registering 1,815,000 of these shares pursuant to this prospectus. The remaining 4,185,000 shares may be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. The consideration for the agreement of these stockholders not to sell more than 50,000 of these shares each in the public market in any three month period, was our agreement to register these shares pursuant to this prospectus.

We have also issued 728,583 shares of our common stock pursuant to private placements which closed between November 30, 2002 and April 9, 2003. We have agreed to register these shares pursuant to this prospectus, which include 1,000 shares comprised in the 10,149,000 shares referred to above.

In September, 2003 we issued 141,667 shares of our common stock at a price of $0.25 per share on the exercise of 141,667 share purchase warrants previously issued by us. These shares are “restricted securities” as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. We have agreed to register all of these shares pursuant to this prospectus.

On October 29, 2003 we issued 1,700,000 shares of our common stock at a price of $0.25 per share for gross proceeds to us of $425,000. These shares are “restricted securities” as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. We have granted to the purchasers demand registration rights commencing February 26, 2004.

On November 20, 2003 we issued 618,920 shares of our common stock at a price of $0.25 per share for gross proceeds to us of $170,480. These shares are “restricted securities” as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. We have granted to the purchasers demand registration rights commencing March 19, 2004.

Shares purchased in this offering, which will be immediately resalable, and sales of all other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 200,000,000 shares of common stock with a par value of $0.001 per share. The holders of our common stock:

- have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

- are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding-up of our affairs;

- do not have preemptive or preferential rights to subscribe for or purchase their proportionate part of any shares which may be issued by us at any time; and

- are entitled to one non-cumulative vote per share on all matters on which stockholders may vote;

All shares of common stock now outstanding are fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

On November 24, 2003, we were approved for listing on the OTCBB under the symbol “QCYR”. The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. Market makers will not be permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. If our common stock were not quoted on the OTCBB, trading in our common stock would be conducted, if at all, in the over-the-counter market. This would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate quotations on our common stock. This could have an adverse effect on the price of the common stock. Please refer to “Risk Factors - You may not be able to sell the stock you purchase in this offering on terms you consider reasonable.”

The lack of liquidity in our common stock is likely to make the trading price our common stock volatile and subject to wide fluctuations, assuming that any trades do occur in the secondary market. Additionally, our stock price may become subject to wide fluctuations in response to the following: quarterly variations in operating results, announcements of technological innovations or new products and services by us or our competitors, stock price performance of other companies that investors may deem comparable to ours, and other events or factors. In addition, the stock market in general, and the market prices for thinly traded companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a security, securities class action litigation has often been instituted against such company. Such litigation, if instituted, whether or not successful, could result in substantial costs and a diversion of managements attention and resources, which would have a material adverse effect on our business, results of operations and financial condition. It is possible that wide fluctuations in the trading price of our common stock could result in class action litigation against us, which even if such actions were successfully defended, would result in large expenses that would have a material, adverse effect on financial condition.

“Penny Stock” Requirements

Our common stock is not listed or quoted on any national securities exchange or trading medium. The SEC has adopted a rule that defines a "penny stock", for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

- that a broker or dealer approve a person's account for transactions in penny stocks; and

- that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

To approve a person's account for transactions in penny stocks, the broker or dealer must:

- obtain financial information and investment experience and objectives of the person; and

- make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form:

- sets forth the basis on which the broker or dealer made the suitability determination; and

- that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling shares purchased under this prospectus and may cause the price of our shares to decline.

Warrants

On November 30, 2002 we issued 50,000 warrants. Each warrant entitles the holder to purchase one share of our common stock at a price of $0.25 per share. These warrants are exercisable until November 30, 2003. These warrants were issued by us in connection with a private placement of units consisting of common shares and warrants and were not registered under any securities laws. In September, 2003 25,000 of these warrants were exercised for gross proceeds to us of $6,250.

On January 15, 2003 we issued 216,667 warrants. Each warrant entitles the holder to purchase one share of our common stock at a price of $0.25 per share. These warrants are exercisable until January 15, 2004. These warrants were issued by us in connection with a private placement of units consisting of common shares and warrants and were not registered under any securities laws. In September, 2003 116,667 of these warrants were exercised for gross proceeds to us of $29,166.75.

The warrants detailed above were issued in conjunction with the private placement of our common stock as units in order to make the securities offered more attractive to prospective purchasers.

No other warrants to purchase our common stock have been issued.

Non-Cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

A simple majority vote is required for shareholders to take action.

Dividends

As of the date of this prospectus, we have not paid any dividends to stockholders. The declaration of any future dividend will be at the discretion of our board of directors and will depend on our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Stock Transfer Agent

Our stock transfer agent for our securities is The Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, Reno, NV, USA, 89501.

Options Outstanding

We have granted options to purchase 1,670,000 common shares at an exercise price of $0.25 per share. The options vest in equal stages on January 1, 2004, July 1, 2004, January 1, 2005 and July 1, 2005.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

On November 24, 2003 we were approved for listing on the Over-the-Counter Bulletin Board under the symbol “QCYR”. As of November 30, 2003 we had 19,476,670 shares of our common stock outstanding, which shares were held by approximately 144 shareholders of record.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock.

As of November 30, 2003, the number of shares of Common Stock that can be sold by officers, directors, principal shareholders, and others pursuant to Rule 144 is 6,126,500.

As of November 30, 2003, there were 144 beneficial owners of our common stock.

Equity Compensation Plan Information

Plan category	Number of securities to be issued	Weighted average exercise price	Number of securities
	upon exercise of outstanding options,	outstanding options,	remaining available for
	warrants and rights	warrants and rights	future issuance

	(a)	(b)	(c)
Equity compensation plans	1,670,000(1)	$0.25	30,000
not yet approved by security
holders; 2003 Key Employee
Stock Option Plan

Total	1,670,000		30,000

(1)These options vest in equal stages on January 1, 2004, July 1, 2004, January 1, 2005 and July 1, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In June, 1999 we issued 4,000,000 shares of our common stock to our directors, Adam Smith, Gordon Krushnisky and Raymond Miller for $4,000. Mr. Miller subsequently transferred his shares to Mr. Krushnisky.

On August 16, 2002, Adam Smith and Gordon Krushnisky each entered into Stock Purchase Agreements with Daniel T. Farrell whereby Smith and Krushnisky sold 4,000,000 shares to Mr. Farrell for $4,000. Mr. Farrell was then appointed our President, Chief Financial Officer and Secretary. Our Board of Directors appointed Mr. Farrell as a director on August 30, 2002. Messrs. Smith and Krushnisky then resigned.

On January 17, 2003 we acquired Atlas Database Corp., the owner of a natural resources exploration database developed by Atlas Minerals Inc. Atlas Database Corp. was acquired in an arms length tax-free exchange pursuant to an Agreement and Plan of Merger between ourselves, Atlas Database Acquisition Corp., our wholly owned subsidiary, Atlas Database Corp., Platoro West Incorporated and William M. Sheriff. Mr. Sheriff is the sole Shareholder of Platoro which was, in turn, the sole shareholder of Atlas Database Corp. Pursuant to the terms of the Agreement and Plan of Merger, 6,000,000 shares of our common stock were issued to Platoro in exchange for all of the issued and outstanding shares of Atlas Database Corp., Atlas Database Acquisition Corp. merged with and into Atlas Database Corp. and its separate existence ceased. As a result of the foregoing, Atlas Database Corp. is now a wholly-owned subsidiary of ours. Atlas Database Corp. was formed in January, 2003 and was assigned all of the Platoro’s right, title and interest in and to the Atlas Database in exchange for $15,000 cash.

Prior to the Agreement and Plan of Merger, Platoro West Incorporated was the sole shareholder of Atlas Database Corp. and therefore its parent company.

Platoro’s interest in the Atlas Database was acquired pursuant to a Bill of Sale and Letter Agreement between Platoro and Atlas Minerals Inc. dated June 10, 2000. The purchase price paid by Platoro to Atlas Minerals Inc. was $15,000 cash. As required by the Letter Agreement, we have agreed to comply with the terms thereof. Accordingly, we are required to allow Atlas Minerals Inc. access to the data contained in the Atlas Database, provided that Atlas Minerals Inc. provides reasonable notice. To date, Atlas Minerals Inc. has not requested access to the data. Pursuant to the terms of the Letter Agreement, in the event we sell any of the data to a third party we are required to pay Atlas Minerals Inc. 25% of the proceeds of the sale.

On April 8, 2003 we settled debts totaling $37,000 due to our President through the issuance of 148,000 shares of our common stock at a price of $0.25 per share.

LITIGATION

To the best of our knowledge, we are not a party to any pending litigation and none is contemplated or threatened.

INDEMNIFICATION

Our Articles of Incorporation, as amended, limit, to the maximum extent permitted by law, the personal liability of our directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

Nevada law provides that Nevada corporations may include within their articles of incorporation provisions eliminating or limiting the personal liability of their directors and officers in shareholder actions brought to obtain damages for alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve intentional misconduct, fraud, a knowing violation of law or payment of dividends in violation of the Nevada statutes. Nevada law also allows Nevada corporations to include in their articles of incorporation or bylaws provisions to the effect that expenses of officers and directors incurred in defending a civil or criminal action must be paid by the corporation as they are incurred, subject to an undertaking on behalf of the officer or director that he or she will repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Nevada law provides that Nevada corporations may eliminate or limit the personal liability of its directors and officers. This means that the articles of incorporation could state a dollar maximum for which directors would be liable, either individually or collectively, rather than eliminating total liability to the full extent permitted by the law.

Our Charter provides that a director or officer is not be personally liable to us or our shareholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distribution in violation of Nevada Revised Statures, 78.300. In addition, Nevada Revised Statutes, 78.751 and Article XI of our Bylaws, under certain circumstances, provided for the indemnification of the officers and directors of the Company against liabilities which they may incur in such capacities.

The Bylaws also provide that we can purchase and maintain insurance or other financial arrangements on behalf of any person who otherwise qualifies as an Indemnitee under the foregoing provisions. Other financial arrangements to assist the Indemnitee are also permitted, such as the creation of a trust fund, the establishment of a program of self-insurance, the securing of our obligation of indemnification by granting a security interest or other lien on any of our assets (including cash) and the establishment of a letter of credit, guaranty or surety.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Our attorney, Charles A. Cleveland, P.S., Spokane, Washington will pass upon the validity of the issuance of the shares of common stock offered hereby and certain other legal matters in relation to U. S. Law. If necessary, the firm of Godinho Sinclair Shields, Vancouver, Canada, will pass upon certain aspects of Canadian law.

EXPERTS

Our financial statements for the year ended April 30, 2003, included in this prospectus, have been audited by Sellers & Andersen, L.L.C., of Salt Lake City, Utah, as set forth in their report included in this prospectus and have been included in reliance upon such representation of and upon the authority of such firm as experts in accounting and auditing.

GLOSSARY OF CERTAIN TERMS

You may find the following definitions helpful in your reading of this prospectus.

- Cash Operating Costs -- Includes all direct and indirect operating cash costs incurred at each operating mine, excluding royalties and mine production taxes.

- Mineralized Material -- A mineralized body which has been delineated by appropriately spaced drilling and/or underground sampling to support a sufficient tonnage and average grade of metals.

- Ore -- A mixture of valuable minerals and gangue (valueless minerals) from which at least one of the minerals or metals can be extracted at a profit.

- Orebody -- A continuous, well-defined mass of material of sufficient ore content to make extraction economically feasible.

- Probable Reserves -- Reserves for which quantity and grade and/or quality are computed from information similar to that used for Proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for Proven reserves, is high enough to assume continuity between points of observation.

- Proven Reserves -- Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling, and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well-defined that size, shape, depth and mineral content of reserves are well-established.

- Reserves -- That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

- Sediment Hosted Disseminated Gold Deposits -- Low grade occurrences of gold which are hosted by clastic sedimentary rocks generally consisting of sandstone, limestone, dolomite or siltstone or any combination thereof in any given deposit. Normally gold grades are low (i.e.: .02 to .08 ounces per ton) and are usually developed by open pit mining methods.

- Total Cash Costs -- Includes all direct and indirect operating cash costs incurred at each operating mine.

- Total Production Costs -- Includes total cash costs, as defined, plus depreciation, depletion, amortization and reclamation accruals relating to each operating mine.

- Unpatented Mining Claim -- A parcel of property located on federal lands pursuant to the General Mining Law and the requirements of the state in which the unpatented claim is located, the paramount title of which remains with the federal government. The holder of a valid, unpatented lode- mining claim is granted certain rights including the right to explore and mine such claim under the General Mining Law.

- Volcanic Hosted Disseminated Hot Springs Gold Mineralized Material -- Material containing small particles of gold, emplaced through ancient hot spring activity, randomly distributed throughout a large volume of volcanic rock, commonly rhyolitic in composition. Similar to the sediment hosted disseminated gold deposits, gold grades are normally low (i.e.: .02 to .08 ounces per ton) and are usually developed by open pit mining methods. Usually, these deposits are associated with epithermal quartz-adularia veins which have acted as a source for the gold.

CERTAIN UNITED STATES TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U. S. holder.

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

- the gain is effectively connected with your conduct of a trade of business in the United States or, under an income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States;

- you are an individual who holds our common stock as a capital asset, are present in the United States for 183 days or more in the taxable year of the disposition and meet other requirements; or

- you are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If you receive payments of the proceeds of a sale of our common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. holder or you otherwise establish an exemption.

WE ENCOURAGE AND RECOMMEND THAT EACH NON-U.S. HOLDER CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

FINANCIAL STATEMENTS

Our fiscal year end is April 30. We provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by our management and reported on by an Independent Certified Public Accountant.

Our audited financial statements for the years ended April 30, 2003 and 2002 and unaudited financial statements for the periods ended October 31, 2003 and 2002 immediately follow:

SELLERS & ANDERSEN L.L.C.	941 East 3300 South, Suite 202
Certified Public Accountants and Business Consultants	Salt Lake City, Utah 84106
Member SEC Practice Section of the AICPA	Telephone 801 486-0096
Fax 801 486-0098

Board of Directors
Quincy Resources, Inc. and Subsidiary
Vancouver B. C. Canada

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have audited the accompanying consolidated balance sheet of Quincy Resources, Inc. and Subsidiary (exploration stage company) at April 30, 2003, and the related consolidated statement of operations, stockholders' equity, and cash flows for the years ended April 30, 2003 and 2002 and the period May 5, 1999 (date of inception) to April 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quincy Resources Inc. and Subsidiary at April 30, 2003, and the results of operations, stockholders' equity, and cash flows for the years ended April 30, 2003 and 2002 and the period May 5, 1999 (date of inception) to April 30, 2003, in conformity with accounting principles generally accepted in the United States of America

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital to service its debt and for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 8 . These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Salt Lake City, Utah
July 30, 2003

/s/ Sellers & Andersen L.L.C.

1

QUINCY RESOURCES INC. AND SUBSIDIARY
(Exploration Stage Company)
CONSOLIDATED BALANCE SHEET
April 30, 2003

ASSETS
CURRENT ASSETS

Cash	$58,868

Total Current Assets	58,868

DATEBASE – net amortization	10,599
$69,467
LIABILITIES AND STOCKHOLDERS EQUITY
CURRENT LIABILITIES

Accounts payable – related party	$1,814
Accounts payable	20,507

Total Current Liabilities	22,321

STOCKHOLDERS EQUITY

Common stock
200,000,000 shares authorized, at $0.001 par value;
16,903,083 shares issued and outstanding	16,903
Capital in excess of par value	211,053

Deficit accumulated during the exploration stage	(180,810)

Total Stockholders Equity	47,146
$69,467

The accompanying notes are an integral part of these financial statements

2

QUINCY RESOURCES INC. AND SUBSIDIARY
(Exploration Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS
For The Years Ended April 30, 2003 and 2002 and the
period May 5, 1999 (Date of Inception) to April 30, 2003

	Apr 30,	Apr 30,	May 5, 1999 to
	2003	2002	30, 2003

REVENUES	$-	$-	$-

EXPENSES

Administration	83,889	20,004	145,813
Exploration	31,602	2,902	34,504
Amortization	493	-	493

	(115,984)	(22,906)	(180,810)

NET LOSS	$(115,984)	$(22,906)	$(180,810)

NET LOSS PER COMMON SHARE

Basic	$-	$-

AVERAGE OUTSTANDING SHARES

Basic (stated in 1,000s)	11,173	10,026

The accompanying notes are an integral part of these financial statements

3

QUINCY RESOURCES INC. AND SUBSIDIARY
(Exploration Stage Company)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY
For the Period May 5, 1999 (Date of Inception) to April 30, 2003

	Common Stock		Capital in	Accumulated
	Shares	Amount	Excess of Value	Deficit

Balance May 5, 1999 (date of inception)	-	$-	$-	$ -
Issuance of common stock for cash
at $.001 - June 17, 1999	4,000,000	4,000	-	-
Issuance of common stock for cash
at $.001 - July 26, 1999	6,000,000	6,000	-	-
Issuance of common stock for cash
at $.10 - August 15, 1999	26,500	27	2,623	-
Contributions to capital – expenses
– related parties	-	-	10,800	(24,058)
Net operating loss for the period
May 5, 1999 to April 30, 2000	-	-	-	-
Contributions to capital – expenses
- related parties	-	-	10,800	(17, 862)
Net operating loss for the year
ended April 30, 2001	-	-	-	-
Contributions to capital – expenses
– related parties	-	-	10,800	(22,906)
Net operating loss for the year
ended April 30, 2002	-	-	-	-
Issuance of common stock for cash
at $.15 - January 24, 2003	533,333	533	79,468	-
Issuance of common stock for
purchase of subsidiary - note 5	6,000,000	6,000	5,092	-
Issuance of common stock for cash
at $.25 - April 2003	195,250	195	48,618	_-
Issuance of common stock for payment
of debt - at $.25 - April 10, 2003	148,000	148	36,852
Contribution to capital - expenses –
related parties	-	-	6,000	-
Net operating loss for the year
ended April 30, 2003	-	-	-	(115,984)

Balance April 30, 2003	16,903,083	$$16,903	$211,053	$(180,810)

The accompanying notes are an integral part of these financial statements

4

QUINCY RESOURCES INC. AND SUBSIDIARY
(Exploration Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Years Ended April 30, 2003 and 2002 and the
Period May 5, 1999 (Date of Inception) to April 30, 2003

	Apr 30,	Apr 30,	May 5, 1999 to
	2003	2002	Apr 2003

CASH FLOWS FROM OPERATING
ACTIVITIES

Net Loss	$(115,984)	$(22,906)	$(180, 810)

Adjustments to reconcile net loss to
net cash provided by operating
activities

Amortization	493	-	493
Change in accounts payable	39,504	12,147	59,321
Capital Contributions – expenses –
related parties	6,000	10,800	38,400

Net Change in Cash From Operations	(69,987)	41	(82,596)

CASH FLOWS FROM INVESTING	-	-	-
ACTIVITIES

CASH FLOWS FROM FINANCING
ACTIVITIES

Proceeds from issuance of common stock	128,814	-	141,464

Net Change in Cash		41	58,868

Cash at Beginning of Period	41	-	-

Cash at End of Period	$58,868	$41	$58,868

SCHEDULE OF NONCASH
OPERATING ACTIVITIES
	$6,000	$10,800	$38,400
Capital contributions – expenses – related parties

The accompanying notes are an integral part of these financial statements

5

QUINCY RESOURCES INC. AND SUBSIDIARY (Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS April 30, 2003

1. ORGANIZATION

The Company was incorporated under the laws of the State of Nevada on May 5, 1999 with authorized common stock of 200,000,000 shares at $0.001 par value.

The Company was organized for the purpose of acquiring and developing mineral properties and at the report date mineral claims had been acquired. The Company has not established the existence of a commercially minable ore deposit and therefore is considered to be in the exploration stage.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise of any common share rights unless the exercise becomes antidilutive and then the diluted income (loss) per shares is not shown.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized. On April 30, 2003 the Company had a net operating loss carry forward of $180,810. The tax benefit of approximately $54,243 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful since the Company has no operations. The net operating loss expires starting 2015 through 2023.

6

QUINCY RESOURCES INC. AND SUBSIDIARY (Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS April 30, 2003

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Mineral Claim Costs

Cost of acquisition, exploration, carrying and retaining unproven mining leases are expensed as incurred.

Environmental Requirements

At the report date environmental requirements related to the mineral leases acquired are unknown and therefore any estimate of any future cost cannot be made.

Principles of Consolidation

The consolidated financial statements include the accounts of Quincy Resources Inc.. (parent) and its wholly owned subsidiary Atlas Database Corp. All intercompany transactions have been eliminated

Concentration of Credit Risk

There are no financial instruments that potentially subject the Company to significant concentration of credit risks.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of services provided.

Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Financial Instruments

The carrying amounts of financial instruments, including cash and accounts payable, are considered by management to be their estimated fair values.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in United States of America. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

7

QUINCY RESOURCES INC. AND SUBSIDIARY (Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS April 30, 2003

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3. ACQUISITION OF A DATABASE BY ATLAS DATABASE CORP (SUBSIDIARY)

In June 1, 2000 Atlas Database Corp (subsidiary) purchased a database for $15,000. The database contains information on the natural resources and exploration developed during the period 1982 through 1997. The majority of the information contained in the database relates to research on bulk mineable precious mineralized material in the western United States, particularly sediment hosted disseminated gold mineralized material and volcanic hosted disseminated hot springs gold mineralized material from which the Company, and its subsidiary, intends to use for its stated business objective of locating, acquiring, and exploring, mineral natural resource properties.

The database is being amortized to expense over 10 years starting on the date of purchase.

4. ACQUISITION OF MINERAL LEASE

Silver Bow Property

In February, 2003 the Company acquired 73 unpatented lode mining claims in Nye County, Nevada known as the Silver Bow Property with an expiration date of September 1, 2003. The Company must make advanced royalty payments totaling $165,000 by the fifth anniversary date as follows:

$10,000 upon signing (paid)
$15,000 on the 1st anniversary
$20,000 on the 2nd anniversary
$30,000 on the 3rd anniversary
$40,000 on the 4th anniversary
$50,000 on the 5th anniversary

The Company will also be required to make advance royalty payments of $50,000 for each year thereafter. The vendors maintain a 3% Net Smelter Return (NSR) royalty in the property of which the Company has the right to purchase two thirds of the NSR for $1,500,000 and the final third for an additional $2,000,000.

8

QUINCY RESOURCES INC. AND SUBSIDIARY (Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS April 30, 2003

4. ACQUISITION OF MINERAL LEASE – continued

AG Property

During March 2003, the Company staked 44 lode mining claims in Humbolt County, Nevada known as the AG Property with a expiration date of March 2004.

The above claims have not been proven to have a commercially minable ore reserves and therefore all costs of exploration and retaining the properties have been expensed.

5. ACQUISITION OF ALL STOCK OF ATLAS DATABASE CORP

On January 24, 2003 the Company acquired all of the outstanding stock of Atlas Database Corp. (subsidiary) by the issuance of 6,000,000 restricted common shares of the Company, representing 35.5 % of the outstanding shares of the Company after the acquisition. The acquisition was recorded as a purchase with no good will recognized. The only asset held by Atlas Database Corp (subsidiary) was the database outlined in note 3 above. The stock of Atlas Database Corp acquired by the Company was valued at $11,092, the remaining book value of the database held by Altas Database Corp (subsidiary). The value of the 6,000,000 restricted shares issued by the Company was otherwise undeterminable. The operations of the subsidiary is included in the consolidated statement of operations starting January 24, 2003. There were no contingent terms as part of the acquisition agreement.

6. COMMON CAPITAL STOCK AND WARRANTS

Since inception the Company completed Regulation D offerings of 10,755,083 shares for $141,464, 148,000 shares for payment of debt, and 6,000,000 shares for the purchase of all outstanding shares of Atlas Database Corp.

The Company issued 266,667 common share warrants as part of the issuance of 533,333 common shares on January 24, 2003. The warrants entitle the holders to purchase 266,667 common shares of the Company for $.25 per share. The warrants expire starting November 30, 2003 through January 10, 2004.

7. SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

An officer-director has acquired 27 % of the common stock issued and has made contributions to capital by the payment of expenses for the Company amounting to $6,000 for the current year and $38,400 since inception, and has made no interest loans of $1,814.

A manager (not an officer) of the Company has acquired 3.2% and a major stockholder ( not an officer) of the Company has acquired 35.5% (see note 5) of the common stock issued.

9

QUINCY RESOURCES INC. AND SUBSIDIARY (Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS April 30, 2003

8. GOING CONCERN

The Company will need additional working capital to service its debt and to be successful in its efforts to develop the mineral leases acquired which raises substantial doubt about its ability to continue as a going concern.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through additional contributions to capital from officers, additional equity funding, and long term financing, which will enable the Company to operate for the coming year.

10

QUINCY RESOURCES INC. (and Subsidiary)
(Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS

	October 31, 2003	April 30, 2003
	(Unaudited)	(Audited)
	$	$
ASSETS
Cash	480,902	58,868
Total Current Assets	480,902	58,868
Database net of amortization (note 6)	9,848	10,599
TOTAL ASSETS	490,750	69,467

LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)
CURRENT LIABILITIES
Due to a related party	28,439	1,814
Accounts payable and accrued liabilities	58,188	20,507
Total Current Liabilities	86,627	22,321

STOCKHOLDERS EQUITY (DEFICIT)
Common stock
200,000,000 shares authorized, at $0.001 par
value; 18,794,750 shares issued and
outstanding	18,795	16,903
Capital in excess of par value	682,078	211,053
Share subscriptions received	100,000	-
Deficit accumulated during the exploration
stage	(396,750)	(180,810)

Total Stockholders Equity (Deficit)	404,123	47,146

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	490,750	69,467

The accompanying notes are an integral part of these unaudited consolidated financial statements.

QUINCY RESOURCES INC. (and Subsidiary)
(Exploration Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months	Three	Six Months	Six Months	Inception
	Ended	Months	Ended	Ended	to
	October 31,	Ended	October 31,	October 31,	October 31,
	2003	October 31,	2003	2002	2003
		2002
SALES	$0	$0	$0	$0	$0
Accounting	3,860	0	14,374	1,000	36,695
Amortization	375	0	751	0	1,244
Bank charges	281	16	482	48	1,257
Consulting	19,000	0	23,500	0	24,500
Filing fees	971	0	1,255	0	5,298
Geology reporting	10,240	0	21,446	0	23,396
Incorporation costs	0	0	0	0	670
Legal fees	44,081	7,359	58,224	7,359	97,404
Executive compensation	8,000	1,500	12,500	3,000	38,000
Office	1,899	0	2,559	25	5,772
Rent	773	0	1,503	900	13,203
Staking fees and exploration	47,457	0	53,714	0	89,323
costs
Telephone	1,436	0	3,016	300	7,581
Transfer agent	375	0	438	195	10,126
Travel and promotion	14,810	0	22,178	0	42,281

NET LOSS	153,558	8,875	215,940	12,827	396,750
Deficit beginning of period	243,192	68,775	180,810	64,826	0
Deficit end of period	$396,750	$77,653	$396,750	$77,653	$396,750
NET LOSS PER COMMON SHARE
Basic	$0.01	$0.01	$0.01	$0.01
AVERAGE OUTSTANDING SHARES
Basic	16,965,307	10,039,277	16,965,307	10,039,277

(Diluted loss per share has not been presented as the result is anti dilutive.)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

QUINCY RESOURCES INC. (and Subsidiary)
(Exploration Stage Company)
STATEMENT OF CASH FLOWS
(Unaudited)

	Three Months	Three	Six Months	Six Months	Inception to
	Ended	Months	Ended	Ended	October 31,
	October 31,	Ended	October 31,	October 31,	2003
	2003	October 31,	2003	2002
		2002
	$	$	$	$	$
CASH FLOWS FROM	(153,558)	(8,875)	(215,940)	(12,827)	(396,750)
OPERATING

ACTIVITIES:
Net loss
Adjustments to reconcile net
loss to net cash provided by
operating
activities:
Capital contribution expense	0	1,500	0	4,200	38,400
Property payment - shares	12,500	0	12,500	0	12,500
Amortization	375		751	0	1,244
Increase in accounts payable	32,171	(14,124)	37,681	(13,047)	58,188
Net cash from operations	(108,512)	(21,499)	(165,008)	(21,674)	(286,418)

CASH FLOWS FROM
FINANCING

ACTIVITIES:
Proceeds from stock issuances	460,417	15,000	460,417	15,000	601,881
Advance from a related party	28,125	21,483	26,625	21,633	65,439
Share subscriptions received	100,000	0	100,000	0	100,000

Net cash from financing
activities	558,542	36,483	587,042	36,633	767,320

Net Increase (Decrease) in
Cash	480,030	(14,984)	422,034	14,959	480,902

Cash at Beginning of period	872	16	58,868	41	0

CASH AT END OF PERIOD	480,902	15,000	480,902	15,000	480,902

The accompanying notes are an integral part of these unaudited consolidated financial statements.

QUINCY RESOURCES INC. (and Subsidiary)
(Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2003
(Unaudited)

1. NATURE OF OPERATIONS AND CONTINUANCE OF BUSINESS

The Company was incorporated under the laws of the State of Nevada on May 5, 1999 with authorized common stock of 200,000,000 shares with $0.001 par value.

The Company was organized for the purpose of acquiring and developing mineral properties. At the report date mineral claims, with unknown reserves, had been acquired. The Company has not established the existence of a commercially mineable ore deposit.

The Company is in the exploration stage until it achieves significant revenues from operations. In an exploration stage company, management devotes most of its activities in acquiring and developing mineral properties. The ability of the Company to emerge from the exploration stage with respect to its planned principal business activity is dependent upon its ability to attain profitable operations. There is no guarantee that the Company will be able to identify, acquire or develop mineral properties that will produce profitability. Moreover, if a potential mineral property is identified which warrants acquisition or participation, additional funds may be required to complete the acquisition or participation, and the Company may not be able to obtain such financing on terms which are satisfactory to the Company. There is substantial doubt regarding the Company’s ability to continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of Quincy Resources Inc and its wholly owned subsidiary Atlas Database Corp. All intercompany transactions have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Basis of Accounting
These consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States and are presented in US dollars.

b) Fiscal Year
The Company’s fiscal year end is April 30.

c) Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

QUINCY RESOURCES INC. (and Subsidiary)
(Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
October 31, 2003
(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

d) Income Taxes
As at October 31, 2003, the Company had a net operating loss carry forward of $396,750. The tax benefit of approximately $119,025 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful since the Company has no operations. The net operating loss carry forward will begin to expire in 2015 and will fully expire in 2024.

e) Basic and Diluted Net Income (Loss) Per Share
The Company computes net income (loss) per share in accordance with SFAS no. 128, “Earnings per Share (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. Diluted EPS excludes all dilutive potential common shares if their effect is anti dilutive. Loss per share information does not include the effect of any potential common shares, as their effect would be anti dilutive.

f) Estimates and Assumptions
Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

g) Interim Financial Statements
These interim unaudited consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future periods.

h) Financial Instruments
The carrying amounts of financial instruments including cash and accounts payable, are considered by management to be their estimated fair values.

i) Comprehensive Loss
SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at October 31, 2003, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

QUINCY RESOURCES INC. (and Subsidiary)
(Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
October 31, 2003
(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

j) Mining Claim Costs
Costs of acquisition, exploration, carrying, and retaining unproven properties are expensed as incurred.

k) Environmental Requirements
At the report date environmental requirements related to the mineral leases acquired are unknown and therefore an estimate of any future cost cannot be made.

l) Recent Accounting Pronouncements
In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock Based Compensation – Transition and Disclosure”, which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company does not expect adoption of this standard to have a material effect on the Company's results of operations or financial position.

3.  ACQUISITION OF MINERAL PROPERTIES

a) Silver Bow
In February, 2003, the Company optioned 73 unpatented lode mining claims in Nye County, Nevada. The Company must make advanced royalty payments of $165,000 by the fifth anniversary date. The owner maintains a 3% Net Smelter Return (NSR) of which the Company has the right to purchase two thirds of the NSR for $1,500,000 and the final third for an additional $2,000,000.

b) AG
In March 2003, the Company staked 43 lode mining claims in Humboldt County, Nevada.

c) Lantern
On July 31, 2003, the Company entered into a mining lease with Newmont Mining Corporation for unpatented mining claims totaling 1,083.06 acres, and also received a quit claim deed for 340 acres consisting of 17 unpatented mining claims. The property is known as the Lantern Property. Platoro West Incorporated, a corporation controlled by one of our shareholders, namely William Sheriff, is also a party to the Mining Lease.

Under the lease agreement the Company is required to spend $50,000 on exploration and assessment work per year for the first five years and $100,000 per year after that. The lease is subject to a maximum 4% NSR.

QUINCY RESOURCES INC. (and Subsidiary)
(Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
October 31, 2003
(Unaudited)

d) Quartz Mountain
Pursuant to the terms of an Option Agreement made as of October 15, 2003 with Seabridge Gold Corporation the Company acquired an exclusive option to earn a 50% interest in 67 unpatented mining claims located in Lake County, Oregon known as the Quartz Mountain Property.

Pursuant to the terms of the Option Agreement, in order to maintain our option and earn the 50% interest we must:

     incur cumulative exploration expenditures of $1,500,000 on or before October 15, 2008 as follows by October 15, 2004, $100,000,
          by October 15, 2005, $250,000,
          by October 15, 2006, $500,000, and
          by October 15, 2008, $1,500,000;
     issue to Seabridge 250,000 shares of our common stock as follows
          50,000 shares on execution of the Option Agreement (which shares have been issued), and
          200,000 shares with 30 days of satisfying the expenditure obligations described above.

The above claims have not been proven to have commercially minable ore reserves and therefore all costs of exploration and retaining the properties have been expensed.

4.COMMON STOCK

Since inception the Company completed Regulation D and Regulation S offerings of 12,455,083 shares of its capital stock for $556,525, 141,667 shares upon the exercise of previously issues share purchase warrants, 148,000 shares for payment of debt, 6,000,000 shares for the purchase of all outstanding shares of Atlas Database Corp. and 50,000 shares for the acquisition of the Quartz Mountain Property option.

		Common	Capital in	Accumulated
	Shares	Stock	Excess of Par	Deficit
		$	Value	$
			$
Balance April 30, 2002
	10,026,500	10,027	35,023	(64,826)
Issuance of common
stock for cash @ $ 0.15
	533,333	533	79,467
Issuance of common
stock for a data base (note 6)
	6,000,000	6,000	5,092
Contributions to capital
expenses – related parties
			6,000
Issuance of common
stock for cash at $0.25 –
April 2003	195,250	195	48,618

QUINCY RESOURCES INC. (and Subsidiary)
(Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
October 31, 2003
(Unaudited)

4.COMMON STOCK – continued

Issuance of common
stock for payment of debt
at $0.25 – April 2003
	148,000	148	36,852
Net loss for the year
ended April 30, 2003				(115,984)

Balance April 30, 2003	16,903,083	16,903	211,052	(180,818)

Exercise of warrant for
cash at $0.25 –

September, 2003	141,667	142	35,275
Issuance of common
stock for a property
payment at $ 0.25	50,000	50	12,450

Issuance of common
stock for cash at $0.25 –
October, 2003
	1,700,000	1,700	423,300
Net loss for the period
ended October 31, 2003
				(215,940)
Balance October 31, 2003	18,794,750	18,795	682,078	(396,750)

Warrants

There are 125,000 common share purchase warrants outstanding to purchase 125,000 common shares at $0.25 per share, these warrants expire between November 30, 2003 and January 10, 2004. On November 15, 2003, 25,000 of these warrants expired.

5. RELATED PARTY TRANSACTIONS / BALANCES

An officer and director of the Company who holds 22% of the Company’s common stock charged fees of $12,500 for the six month period ended October 31, 2003. In August and September of 2003 this related party advanced $28,439 to the Company. These advances are unsecured, do not bear interest and are repayable upon demand.

6. PURCHASE ACQUISITION

On January 8, 2003 the Company incorporated Atlas Database Acquisition Corp (subsidiary), for the purpose of acquiring Atlas Database Corp (Atlas). Atlas’s sole assets was a gold exploration database. The Company acquired all of the issued and outstanding shares of Atlas Database Corp. in a tax free exchange pursuant to an Agreement and Plan of Merger dated January 17, 2003, between Atlas Database Corp. and Atlas Database Acquisition Corp. Pursuant to the terms of the Agreement and Plan of Merger, the subsidiary acquired all the issued and outstanding shares of capital stock of Atlas in exchange for 6,000,000 newly issued shares of the Company. Concurrent with the Acquisition, the Subsidiary was merged with and into Atlas. The transaction was recorded as a purchase and as a result no Goodwill was recorded. The share consideration represented 36.23% of the issued and outstanding common shares. The only asset held by Atlas was a database as out lined below. The stock of Atlas acquired by the Company was valued at $11,092, the remaining book value of the database. The operations of the subsidiary are included in the consolidated statement of operations starting January 24, 2003. There were no contingent terms as part of the acquisition agreement.

QUINCY RESOURCES INC. (and Subsidiary)
(Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
October 31, 2003
(Unaudited)

6. PURCHASE ACQUISITION – continued

In June 2000, Atlas Database Corp purchased the database for $15,000. The database contains information on the natural resources exploration developed during the period 1982 through 1997. The majority of the information contained in the database relates to research on bulk mineable precious mineralized material in the western United States.

The database is being amortized over ten years starting from the date of purchase.

7. SUBSEQUENT EVENTS

On November 20, 2003 681,920 common shares were issued at a price of $0.25 per share for gross proceeds of $170,480.

On November 24, 2003 the Company’s common shares were approved for listing on the over-the-counter Bulletin Board operated by NASDR, Inc. and are trading under the symbol “QCYR.

The 2003 Stock Option Plan was adopted by the board of directors in December, 2003 and approval by the shareholders is pending. The Plan provides for the issuance of up to 1,700,000 options. On December 3, 2003 the Company granted options to acquire a total of 1,670,000 shares of our common stock at a price of $0.25 per share. These options vest over a period of two years beginning as follows: 25% on January 1, 2004; 25% on July 1, 2004; 25% on January 1, 2005; and 25% on July 1, 2005.

8.  GOING CONCERN

These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, there is substantial doubt about the Company’s ability to continue as a going concern.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through contributions from officers, additional equity funding, and long term financing, which will enable the Company to operate in the coming year.

Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes 78.037 provides that Articles of Incorporation can contain provisions which eliminate or limit the personal liability of our officers or directors and even stockholders for damages for breach of fiduciary duty, but a corporation cannot eliminate or limit a director’s or officer’s liability for acts or failure to act which are based on intentional misconduct, fraud, or a willful violation of law. Our Charter provides that a director or officer is not be personally liable to us or our shareholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distribution in violation of Nevada Revised Statures, 78.300.

Additionally, our By-laws provide that we will indemnify our officers and directors to the fullest extent permitted by the Nevada Revised Statutes, provided the officer or director acts in good faith and in a manner which he or she reasonably believes to be in or not opposed to the company’s best interests, and with respect to any criminal matter, had no reasonable cause to believe that his or her conduct was unlawful. Our By-laws also provide that, to the fullest extent permitted by Section 78.751 of the Nevada Revised Statutes, we will pay the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding, as they are incurred and in advance of the final disposition of the matter, upon receipt of an undertaking acceptable to the Board of Directors for the repayment of such advances if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified.

Subsection (1) of Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (2) of Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1) enumerated above, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Subsection (3) of Section 78.7502 of the Nevada Revised Statutes provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsections (1) and (2) or in the defense of any claim, issue, or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 or the Rules and Regulations of the Securities and Exchange Commission thereunder may be permitted under said indemnification provisions of the law, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, any such indemnification is against public policy and is, therefore, unenforceable.

ARTICLES AND BYLAWS. The Company's Articles of Incorporation (Article 12) and the Company's Bylaws (Article 11) provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the Registrant, are as follows:

i

SEC Registration Fee	$57.37

Printing Expense	$1,000

Accounting Fees and Expenses	$500

Legal Fees and Expenses	$30,000

Blue Sky Fees/Expenses	$2,500

Transfer Agent Fees	$2,500

Miscellaneous Expenses	$5,000

TOTAL:	$41,557.37

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Since inception on May 5, 1999, the Registrant has sold the following securities which were not registered under the Securities Act.

On June 17, 1999 we issued to our then President, Adam Smith, 1,000,000 common shares, to our then Secretary and Chief Financial Officer, Gordon Krushnisky, 1,000,000 common shares and to Raymond Miller, a director, 2,000,000 common shares at a price of $0.001 per share for gross consideration of $4,000 cash. These shares were issued in reliance upon the exemption from registration provided by s. 4(2) of the Securities Act. These shares were transferred to our current President, Chief Financial Officer, Secretary and director, Daniel T. Farrell on August 30, 2002, for $4,000. These shares are “restricted securities” as that term is defined in Rule 144. After August 30, 2003 Mr. Farrell can sell, within a three month period, and in accordance with Rule 144, a percentage of these shares based on 1% of our then outstanding common stock. There are “stop transfer” instructions placed against the certificate representing these shares and a legend has been imprinted on the stock certificate.

In July, 1999 we accepted subscriptions from twelve investors in the amount of 6,000,000 shares at a price of $0.001 per share for gross consideration of $6,000 cash. These shares were issued in reliance upon the exemption for registration provided by Rule 504 of Regulation D and a Form D was filed in connection with the issuance of these shares. We have identified that the holders of these securities may be considered “underwriters” by the SEC and have placed “stop transfer” instructions against the certificates representing these shares and a legend has been imprinted on the stock certificates. Eleven of the twelve investors subsequently transferred their securities to eleven purchasers in private transactions. These eleven stockholders have entered into agreements with us pursuant to which we have agreed to register their shares in exchange for their agreement not to sell more than 50,000 of these shares each in the public market in any three month period. We are registering 1,815,000 of these shares pursuant to this prospectus.

On August 15, 1999 we accepted subscriptions from twenty-three investors and issued 26,500 shares at a price of $0.10 per share for gross consideration of $2,650 cash. These shares were issued in reliance upon the exemption for registration provided by Rule 504 of Regulation D and a Form D was filed with the SEC. These shares are not subject to restrictions on transfer.

On November 30, 2002 we accepted subscriptions from two investors and issued 100,000 units at a price of $0.15 per unit for gross consideration of $15,000. Each unit consisted of one share of our common stock and one-half of one share purchase warrant. Each whole share purchase warrant entitles the holder to purchase an additional share of our common stock until November 30, 2003 at a price of $0.25 per share. These securities were issued in reliance upon the exemption from registration provided by Regulation S as the purchasers were not U.S. Persons as that term is defined in Regulation S. We are registering the resale of common shares issued as part of the units pursuant to this prospectus. There are “stop transfer” instructions placed against the certificates representing these shares and a legend has been imprinted on the stock certificates.

On January 8, 2003 we issued 6,000,000 shares of our common stock to Platoro West Incorporated in exchange for all the issued and outstanding shares of Atlas Database Corp. These shares were issued in reliance upon the exemption from registration provided by s. 4(2) of the Securities Act. These securities are “restricted securities” as that term is defined in Rule 144. After January 8, 2004 Platoro West Incorporated can sell, within a three month period, and in accordance with Rule 144, a percentage of these shares based upon 1% of our then outstanding common stock. There are “stop transfer” instructions placed against the certificate representing these shares and a legend has been imprinted on the stock certificate. On January 15, 2003 we accepted subscription from three investors and issued 433,333 units at a price of $0.15 per unit for gross consideration of $65,000. Each unit consisted of one share of our common stock and one-half of one share purchase warrant. Each whole share purchase warrant entitles the holder to purchase an additional share of our common stock until January 15, 2004 at a price of $0.25 per share. These securities were issued in reliance upon the exemption from registration provided by Regulation S as the purchasers were not U.S. Persons as that term is defined in Regulation S. We are registering the resale of common shares issued as part of the units pursuant to this prospectus. There are “stop transfer” instructions placed against the certificates and a legend has been imprinted on the stock certificates.

On April 2, 2003 we accepted subscriptions from eighty-three investors and issued 192,250 shares at a price of $0.25 per share for gross consideration of $48,062.50. These shares were issued in reliance upon the exemptions from registration provided by Rule 506 of Regulation D or Regulation S. We are registering the resale of these shares pursuant to this prospectus. There are “stop transfer” instructions placed against the certificates and a legend has been imprinted on the stock certificates. 136,000 of these shares were issued to 55 purchasers in reliance upon the exemption provided by Rule 506 of Regulation D and 56,250 were issued to 28 purchasers in reliance upon the exemption provided by Regulation S.

On April 8, 2003 we settled debts totaling $37,000 due to our President through the issuance of 148,000 shares of our common stock at a price of $0.25 per share. These shares were issued in reliance upon the exemption provided by s. 4(2) of the Securities Act. These securities are “restricted securities” as that term is defined in Rule 144. There are “stop transfer” instructions placed against the certificate and a legend has been imprinted on the stock certificate. Pursuant to the terms of the debt settlement, we have agreed to register theses shares pursuant to this prospectus.

On April 9, 2003 we accepted subscriptions from three investors and issued 3,000 shares at a price of $0.25 per share for gross consideration of $750. These shares were issued in reliance upon the exemption from registration provided by Rule 506 of Regulation D. These securities are “restricted securities” as that term is defined in Rule 144. We are registering the resale of these shares pursuant to this prospectus. There are “stop transfer” instructions placed against the certificates and a legend has been imprinted on the stock certificates.

On September 4, 2003 we issued 75,000 shares of our common stock to 2 persons upon the exercise of 75,000 previously issued share purchase warrants at a price of $0.25 per share for gross proceeds to us of $18,750. These securities were issued in reliance upon the exemption from registration provided by Regulation S as the purchasers were not U.S. Persons as that term is defined in Regulation S. There are “stop transfer” instructions placed against the certificates and a legend has been imprinted on the stock certificates. We are registering the resale of these common shares pursuant to this prospectus.

On September 15, 2003 we issued 66,667 shares of our common stock to 1 person upon the exercise of 66,667 previously issued share purchase warrants at a price of $0.25 per share for gross proceeds to us of $16,666. We are registering the resale of these common shares pursuant to this prospectus.

On October 15, 2003 we issued 50,000 shares of our common stock to Seabridge Gold Corporation (a wholly-owned subsidiary of Seabridge Gold Inc.) pursuant to the terms of an Option Agreement dated October 15, 2003 between ourselves and Seabridge These shares were issued in reliance upon the exemption from registration provided by s. 4(2) of the Securities Act. There are “stop transfer” instructions placed against the certificates and a legend has been imprinted on the stock certificates.

On October 29, 2003 we accepted subscriptions from ten investors and issued 1,700,000 shares at a price of $0.25 per share for gross consideration of $425,000. These shares were issued in reliance upon the exemption from registration provided by Regulation S. These securities are “restricted securities” as that term is defined in Rule 144. There are “stop transfer” instructions placed against the certificates and a legend has been imprinted on the stock certificates. We have granted to the purchasers demand registration rights commencing February 26, 2004.

On November 20, 2003 we accepted subscriptions from six investors and issued 681,920 shares at a price of $0.25 per share for gross consideration of $170,480. These shares were issued in reliance upon the exemption from registration provided by Regulation S. These securities are “restricted securities” as that term is defined in Rule 144. There are “stop transfer” instructions placed against the certificates and a legend has been imprinted on the stock certificates. We have granted to the purchasers demand registration rights commencing March 19, 2004.

ITEM 27. EXHIBITS

The following exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation K. All Exhibits have been previously filed, unless otherwise noted.

Exhibit No.	Document Description

3.1*	Articles of Incorporation

3.2*	Bylaws

4.1*	Specimen Stock Certificate

4.2**	Warrant Certificate

5.1******	Opinion of Counsel

10.1***	Agreement and Plan of Merger dated January 17, 2003 between Quincy Resources Inc., Atlas Database Acquisition Corp., Atlas Database Corp., Platoro West Incorporated and William M. Sheriff

10.2**	Silver Bow Property Agreement

10.3****	Bill of Sale and Letter Agreement between Platoro West Incorporated and Atlas Minerals, Inc. dated June 10, 2000.

10.4****	Agreement between Quincy Resources Inc. and Dennis Harbour dated March 31, 2003.

10.5****	Agreement between Quincy Resources Inc. and Bill Rowe dated March 31, 2003.

10.6****	Agreement between Quincy Resources Inc. and Maureen Cotman dated March 28, 2003.

10.7****	Agreement between Quincy Resources Inc. and John Cullen dated March 27, 2003.

10.8****	Agreement between Quincy Resources Inc. and James Fairbairn dated March 28, 2003.

10.9****	Agreement between Quincy Resources Inc. and Denis Clement dated March 28, 2003.

10.10****	Agreement between Quincy Resources Inc. and Bob Antoniou dated March 28, 2003.

10.11****	Agreement between Quincy Resources Inc. and Mark Youngman dated March 27, 2003.

10.12****	Agreement between Quincy Resources Inc. and Philip Beaudoin dated March 31, 2003.

10.13****	Agreement between Quincy Resources Inc. and Brian Bosse dated March 28, 2003.

10.14****	Agreement between Quincy Resources Inc. and Kate McVeigh dated March 31, 2003.

10.15****	Form of Subscription Agreement dated for reference September 19, 2002.

10.16****	Form of Subscription Agreement dated for reference February 1, 2003.

10.17****	Agreement between Newmont USA Limited, d/b/a Newmont Mining Corporation, Quincy Resources, Inc., and Platoro West Incorporated, dated July 31, 2003.

10.18	Quartz Mountain Property Option Agreement.

10.19	Form of Subscription Agreement dated for reference October 14, 2003.

21.1**	Subsidiary of Quincy Resources Inc.

23.1******	Consent of Charles Cleveland, Esq. (included in 5.1)

23.2	Consent of Sellers and Andersen, L.L.C.

23.3*****	Consent of Thomas Skimming

23.4*****	Consent of William Utterback

24	Powers of Attorney (contained on signature page of this Registration Statement)

*	Incorporated by reference to same exhibit filed with the Company’s Form 10SB Registration Statement filed September 11, 2000, SEC file no. 000-31501.

**	Previously filed as an exhibit to our Form SB-2 filed on May 28, 2003, SEC file no. 333-105616.

***	Incorporated by reference to same exhibit filed with the Company’s Form 8-K Current Report dated January 17, 2003, SEC file no. 000-31501.

****	Previously filed as an exhibit to our Form SB-2/A-1 filed on August 19, 2003, SEC file no. 333-105616.

*****	Previously filed as an exhibit to our Form SB-2/A-2 filed on September 9, 2003, SEC file no. 333-105616.

******	Previously filed as an exhibit to our Form SB-2/A-3 filed on September 29, 2003, SEC file no. 333-105616.

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

b.
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (S 230.424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

c.	To include any additional or changed material information with respect to the plan of distribution.

2.
For determining liability under the Securities Act to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

v

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Post-effective Amendment No. 1 to the statement to be signed on its behalf by the undersigned in the City of Hancock, State of Michigan, on December 22, 2003.

QUINCY RESOURCES INC.

By: /s/ Daniel Farrell
Daniel T. Farrell,

President, Principal Executive Officer, Chief Financial Officer, Secretary and Principal Accounting Officer/Principal Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signatures appears below constitutes and appoints Daniel T. Farrell, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

(Signature) *	/s/ Daniel Farrell
Daniel T. Farrell
(Title)	President, Principal Executive Officer, Chief Financial Officer,
Secretary, Principal Accounting Officer, Principal Financial
Officer and Director
(Date)	December 22, 2003

(Signature) *	/s/ Daniel Farrell
Thomas Skimming
(Title)	Vice-President (Exploration), Director
(Date)	December 22, 2003

(Signature)*	/s/ Daniel Farrell
John Cullen
(Title)	Director
(Date)	December 22, 2003

(Signature)*	/s/ Daniel Farrell
George Cole
(Title)	Director
(Date)	December 22, 2003

(Signature)*	/s/ Daniel Farrell
William Utterback
(Title)	Vice-President (Nevada), Director
(Date)	December 22, 2003

* Mr. Farrell has signed for all of these individuals pursuant to a Power of Attorney executed by the foregoing pursuant to the Form SB-2, as filed on May 28, 2003.